     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1997.

                                                      REGISTRATION NO. 333-27143
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               ORTHALLIANCE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             8741                            95-4632134
  (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. employer
of incorporation or organization)     Classification Code Number)            identification no.)

        23848 HAWTHORNE BOULEVARD, SUITE 200, TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                  SAM WESTOVER
                            CHIEF EXECUTIVE OFFICER
                               ORTHALLIANCE, INC.
                      23848 HAWTHORNE BOULEVARD, SUITE 200
                           TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                        COPIES OF ALL CORRESPONDENCE TO:

               PAUL A. QUIROS, ESQ.                              F. MITCHELL WALKER, ESQ.
    NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                    BASS, BERRY & SIMS PLC
          FIRST UNION PLAZA, SUITE 1400                         2700 FIRST AMERICAN CENTER
            999 PEACHTREE STREET, N.E.                          NASHVILLE, TENNESSEE 37238
              ATLANTA, GEORGIA 30309                                  (615) 742-6200
                  (404) 817-6000                                   (615) 742-6293 (FAX)
               (404) 817-6050 (FAX)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE



====================================================================================================================
                                                                          PROPOSED MAXIMUM
                                                       AMOUNT TO BE      AGGREGATE OFFERING         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED(1)           PRICE(2)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value......................                          $35,880,000             $10,873(3)
==================================================================================================================



(1) Pursuant to Rule 457(o), the aggregate number of shares need not be included.


(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).


(3) $9,637 previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 3, 1997


PROSPECTUS

                                2,600,000 SHARES


                               LOGO ORTHALLIANCE

                              CLASS A COMMON STOCK
                             ---------------------


     The 2,600,000 shares of Class A Common Stock ("Common Stock") offered hereby are being sold by OrthAlliance, Inc. (the "Company" or "OrthAlliance"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock and the Company's Class B Common Stock are each entitled to one vote per share and will vote as a single class on all matters presented to the Company's stockholders. The Company will make application for the Common Stock to be listed for trading on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "ORAL."



     The Company has filed a shelf registration statement with the Securities and Exchange Commission relating to the separate offering of up to 2,500,000 shares of Common Stock to be used in connection with future affiliations with Allied Practices. See "Business -- Growth Strategy."

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
=============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $1.7 million payable by the Company.


(3) The Company has granted the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to 390,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters,
    the total Price to Public will be $          , the total Underwriting
    Discount will be $          and the total Proceeds to Company will be
    $          . See "Underwriting."

                             ---------------------

     The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock
will be available for delivery on or about             , 1997.
                             ---------------------

                               J.C.Bradford & Co.

                                           , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZATION AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."
                             ---------------------

                               PROSPECTUS SUMMARY


     Simultaneously with and as a condition to the closing of this Offering, OrthAlliance will acquire certain operating assets of 58 separate orthodontic practices (collectively, the "Founding Practices") in exchange for cash and shares of Common Stock and will enter into long-term management or consulting services agreements with the Founding Practices (the "Acquisitions"). The number of shares of Common Stock issued in connection with the Acquisitions will depend on the initial public offering price of the Common Stock.



     As a result of the merger of Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") with and into OrthAlliance, effective prior to the closing of the Offering (the "Merger"), OrthAlliance succeeds to the rights of Premier and USOC under agreements with the Founding Practices. See "Certain Transactions." The term "Allied Practice" includes each of the Founding Practices and any orthodontic practice with which the Company enters into long-term management or consulting services agreements in the future. Unless otherwise indicated by the context, references herein to practice management services, agreements or rights include consulting and other similar arrangements which the Company will enter into with certain Allied Practices to comply with applicable regulations regarding practice management in certain states. As used herein, the term "Allied Orthodontists" refers to orthodontists affiliated with an Allied Practice. The Company has conducted no operations and generated no revenues to date.


                                  THE COMPANY


     OrthAlliance was recently organized to create a leading provider of practice management services to orthodontic practices in the United States. The Company will manage the business aspects of the Allied Practices (subject to applicable state laws), thereby allowing Allied Orthodontists to focus on delivering cost-effective, high quality patient care, and will provide capital for the development and growth of such practices. The Company will affiliate with Allied Practices pursuant to long-term management services agreements and will generate revenues by providing management, marketing and development services to Allied Practices. The Company intends to aggressively expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional practices throughout the United States (herein sometimes referred to as the "affiliation" with other practices.)



     The Company has entered into definitive agreements, to be consummated simultaneously with the closing of this Offering, to acquire certain operating assets of, or the stock of entities holding certain operating assets of, and enter into long-term management services agreements with 58 Founding Practices, which include 86 orthodontists operating 154 offices located in 17 states. See "Business -- Agreements with Allied Practices and Allied Orthodontists." Management believes that the Company has distinguished itself from its competitors by affiliating with the Founding Practices, which management believes are leading practices in their markets. The Founding Practices were selected based on a variety of factors, including size, profitability, historical growth and reputation for high quality care, both among local consumers of orthodontic services and within the orthodontic services industry. For the year ended December 31, 1996, the Founding Practices had average adjusted patient revenues of approximately $1,032,000, compared to average practice revenues for the orthodontic industry as a whole, estimated by the Company to be approximately $545,000.



     The United States orthodontic industry is highly fragmented, with over 90% of the approximately 9,000 practicing orthodontists in the United States operating as sole practitioners. Annual gross revenues for the industry are approximately $3.5 billion, which have grown at an average rate of 7.5% per year in recent years (as derived from the 1992 Journal of Clinical Orthodontists Orthodontic Practice Study and the 1995 JCO study (as hereinafter defined)). Management believes that less than 2% of the orthodontists currently practicing in the United States are affiliated with publicly held practice management companies.

     Management believes that the Company's operating strategy will enable Allied Practices to compete more effectively with and realize greater profitability than traditional orthodontic practices, thereby inducing additional orthodontists to affiliate with the Company. Key elements of the Company's operating strategy are:


        - Emphasizing quality patient care by (i) relieving the Allied Orthodontists from various time-consuming administrative responsibilities, (ii) affiliating with high quality practices conducted by orthodontists who have completed accredited graduate orthodontic training programs, and (iii) recommending practice standards, procedures and protocols under the direction of the Company's board of advisors, composed of the Allied Orthodontists in the Founding Practices;


        - Capitalizing on the best demonstrated practices of Allied Orthodontists through identification and promotion of successful practice-level strategies including, but not limited to, treatment, delivery of patient care, marketing, financing and cost control strategies;

        - Achieving operating efficiencies and economies of scale through (i) the implementation of national purchasing discounts for professional and clerical supplies and equipment, (ii) the reduction of certain expenses common to all Allied Practices, including, but not limited to, insurance and employee benefits, and (iii) work flow and patient flow enhancements and programs; and

        - Increasing market penetration and expansion through (i) local marketing programs, supported by demographic and economic analysis, and (ii) patient payment plans designed to enhance the affordability of orthodontic services.

     The Company also intends to implement an aggressive growth strategy focused on (i) affiliating with additional orthodontic practices that fit the OrthAlliance model of high quality and strong financial performance; (ii) expanding Allied Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Allied Practices with their internal growth by increasing gross revenues through increased patient volume; and (iv) expanding profit margins through operational efficiencies.

                                  THE OFFERING


Common Stock offered by the
  Company..................   2,600,000 shares



Common Stock to be
outstanding after the
  Offering.................  11,416,618 shares(1)



Class B Common Stock to be
  outstanding after the
  Offering.................     250,000 shares



Use of Proceeds............  To fund the cash portion of the Acquisitions of the
                             Founding Practices; to repay certain indebtedness; and for general corporate purposes, which are expected to include future acquisitions and the development of satellite offices. See "Use of Proceeds."



Class B Common Stock.......  In connection with the Merger, 250,000 shares of
                             Class B Common Stock will be issued to the stockholders of USOC and Premier as part of the Merger consideration. Holders of Class B Common Stock are entitled to one vote per share and such shares shall be voted with the Common Stock on all matters presented to the holders of Common Stock. The shares of Class B Common Stock are not transferable, except to the holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such person or as determined by will or the laws of descent. See "Description of Capital Stock."

Conversion of Class B
Common Stock...............  Each share of Class B Common Stock shall automatically convert into Common Stock (i) at the ratio of six shares of Common Stock for each share of Class B Common Stock upon the attainment of certain average closing price calculations for the Common Stock, as determined on the Nasdaq National Market, or other over-the-counter market or an exchange, as then applicable (the "Conversion Prices"), or (ii) if not converted pursuant to subparagraph (i), at the ratio of one share of Common Stock for each share of Class B Common Stock upon the sixth anniversary of the date of this Prospectus. The maximum number of shares of Common Stock that may be issued upon conversion of the Class B Common Stock is 1,500,000. The shares of Class B Common Stock convertible pursuant to subparagraph (i) above will convert in five increments of up to 50,000 shares of Class B Common Stock (20% of the total number of shares of Class B Common Stock issued) upon the attainment of each of the five specified Conversion Prices. At each automatic conversion, each holder of Class B Common Stock will be deemed to have converted a pro rata share of such Class B Common Stock then outstanding. The Conversion Prices shall be established at premiums to the initial public offering price. Each Conversion Price will be deemed to have been achieved at the end of the trading day on which the average closing price of the Common Stock for the preceding 20 consecutive trading days exceeds such Conversion Price. The closing prices will be those reported on the Nasdaq National Market, or such other reported over-the-counter market or an exchange, as applicable. The initial Conversion Price is equal to 150% of the price to public in the Offering, and each of the subsequent Conversion Prices is equal to 120% of the preceding Conversion Price. Therefore, if the price to public in the Offering is the mid-point of the estimated initial public offering price range ($11.00), the five Conversion Prices at which up to 50,000 shares of the outstanding Class B Common Stock shall be automatically converted to Common Stock are $16.50, $19.80, $23.76, $28.51 and $34.22, respectively. In the event that there are any shares of Class B Common Stock outstanding on the sixth anniversary of the date of this Prospectus, all such shares shall automatically convert into an equal number of shares of Common Stock. The holders of the Class B Common Stock may convert each share of Class B Common Stock into one share of Common Stock at any time after 180 days from the date of this Prospectus but on or before the sixth anniversary date of this Prospectus.


Nasdaq Symbol..............  ORAL
---------------


(1) Includes (i) 2,250,000 shares of Common Stock issued by OrthAlliance in connection with the Merger, and (ii) 6,566,618 shares of Common Stock to be issued in connection with the Acquisitions, but excludes 602,500 shares of Common Stock issuable pursuant to the grant of options for the purchase of Common Stock under the Company's stock option plans or upon the exercise of outstanding warrants to purchase shares of Common Stock. The actual number of shares issued in connection with the Acquisitions will be determined by dividing $72.3 million by the initial public offering price. See "The Company," "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock -- Warrants."

     The preceding summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) the Underwriters' over-allotment option is not exercised, (ii) the consummation of the Merger and the Acquisitions and (iii) an initial Offering price of $11.00 per share (the mid-point of the estimated initial public offering price range). This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."



     Unless otherwise indicated, the industry information used in this Prospectus is derived from the 1995 Journal of Clinical Orthodontists Orthodontic Practice Study ("1995 JCO Study") and relates to 1994 unless otherwise indicated. Comparable information for 1995 and 1996 is not expected to be available until the release of the 1997 JCO Study in late 1997 or early 1998. The information compiled in the 1995 JCO Study relates to orthodontists who have completed accredited graduate orthodontic training programs and does not include general dentists who also perform certain orthodontic services.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The summary pro forma combined financial information is based upon the historical combined financial statements of the Founding Practices and the historical financial statements of the Company and gives effect to the following as of January 1, 1996 (with respect to the statement of operations data for the year ended December 31, 1996 and the three months ended March 31, 1997, and as of March 31, 1997) (with respect to the balance sheet data): (i) the Merger;
(ii) the Acquisitions; and (iii) a provision for federal and state income taxes as if the Company had been a C corporation during the periods presented. This information is derived from the unaudited pro forma combined financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The unaudited pro forma financial information does not purport to represent the financial position or the operating results that would have been achieved had the Merger and Acquisitions occurred on the dates indicated or project the financial position or results of operations for any future date or period.



                                                               YEAR ENDED      THREE MONTHS
                                                              DECEMBER 31,        ENDED
                                                                  1996        MARCH 31, 1997
                                                              -------------   --------------
                                                              PRO FORMA(1)     PRO FORMA(1)
                                                              -------------   --------------
PRO FORMA STATEMENT OF OPERATIONS DATA(2):
Net revenue(3)..............................................   $   45,637       $   11,904
Expenses:
  Salaries, wages and benefits..............................       16,912            4,754
  Orthodontic supplies and lab..............................        5,938            1,667
  Rent......................................................        4,134            1,071
  Advertising and marketing.................................        1,421              334
  General and administrative................................        9,312            2,368
  Depreciation and amortization.............................          886              170
                                                               ----------       ----------
          Total expenses....................................       38,603           10,364
                                                               ----------       ----------
          Operating income..................................        7,034            1,540
Interest income (expense), net..............................           --               11
Gain on sale of assets......................................          122                5
                                                               ----------       ----------
Income before provision for income taxes....................        7,156            1,556
          Provision for income taxes........................        2,719              591
                                                               ----------       ----------
          Net income........................................   $    4,437       $      965
                                                               ==========       ==========
          Net income per share..............................   $     0.38       $     0.08
                                                               ==========       ==========
Number of shares used in net income per share
  calculation(1)............................................   11,716,573       11,716,573
                                                               ==========       ==========



                                                                    MARCH 31, 1997(1)
                                                              -----------------------------
                                                                               PRO FORMA
                                                              PRO FORMA(2)   AS ADJUSTED(4)
                                                              ------------   --------------
BALANCE SHEET DATA:
Working capital.............................................   $    4,651      $   14,738
Total assets................................................       13,229          21,170
Long-term debt, less current portion........................        1,000               0
Stockholders' equity........................................        6,507          17,593


---------------
(1) See unaudited pro forma combined financial statements and the notes thereto included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.
(2) There is no historical presentation for OrthAlliance as it incurred no expense and generated no revenues for the year ended December 31, 1996 or the three months ended March 31, 1997.

(3) Represents pro forma revenue calculated by applying the terms of the long-term management services to the historical operating results of the individual Founding Practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and
    "Business -- Agreements with Allied Practices and Allied Orthodontists."


(4) As adjusted gives effect to the sale of 2,600,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $11.00 per share (the mid-point of the estimated initial public offering price range) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.


     Absence of Combined Operating History. OrthAlliance was founded in October 1996 and has conducted no operations and generated no revenues to date. As a result of the Merger, OrthAlliance succeeds to the rights of Premier and USOC under agreements to acquire certain operating assets of and enter into long-term management services agreements with the Founding Practices. The Acquisitions involve the assumption of certain liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. See Unaudited Pro Forma Combined Financial Statements and the notes thereto and "Certain Transactions." The Founding Practices have been operating as separate, independent entities and there can be no assurance that management will be able to operate the Company successfully, manage the Founding Practices' operations, achieve any cost savings as a result of the Acquisitions or institute the necessary systems and procedures to manage the Company on a profitable basis. The combined historical financial results of the Founding Practices cover periods when the Founding Practices were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the management group has been assembled recently and there can be no assurance that such persons will be able to effectively oversee the implementation of the Company's operating, growth, acquisition and business strategies. The inability of the Company to successfully integrate or operate the Founding Practices could have a material adverse effect on the Company's business, financial condition and results of operations and make it unlikely that the Company's acquisition program will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management" and "Certain Transactions."



     Dependence on Allied Orthodontists. The Company receives fees for services provided to Allied Practices under management services agreements, but does not employ orthodontists or control or own the practices of its Allied Orthodontists. The Company's revenue is dependent on revenue generated by the Allied Practices, which in turn is largely dependent on the efforts of the Allied Orthodontists and, therefore, the performance of Allied Orthodontists is essential to the Company's success. The long-term management services agreements with Allied Practices have 20 year terms, subject to prior termination by either party for, among other things, a material default by the other party or a change of control (as defined therein) applicable to the Company. Any material loss of revenue by the Company's Allied Orthodontists or termination of such long-term management services agreements could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Agreements with Allied Practices and Allied Orthodontists."



     Risks Related to Additional Affiliations and Growth Strategy. One of the Company's primary business strategies is to increase revenue and expand the markets it serves beyond the Founding Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic practices. Competition for such affiliations has increased significantly in recent years and, as a result, there may be fewer candidates available for affiliation with the Company. There can be no assurance that the Company will be able to identify additional practices or contract with such practices on favorable terms. Further, such arrangements involve a number of risks, including diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with the assumption of certain contingent legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Practices or other Allied Practices will achieve anticipated revenues and earnings. To the extent that the Company is unable to enter into affiliations with additional orthodontic practices, its ability to expand its operations and increase its revenues to the degree desired would be reduced significantly and would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Operating Strategy" and " -- Growth Strategy."


     Risks Related to the Company's Affiliation Strategy. The Company intends to finance future affiliations with cash, the issuance of shares of Common Stock or the issuance of indebtedness as consideration. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as partial consideration for their practices, the Company may be required to use its cash resources, if available, to initiate and maintain its acquisition program. If the Company lacks sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing can be obtained on favorable terms. The inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, issuing shares of Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business  -- Growth
Strategy."



     Risks Related to the Company's Ability to Continue Internal
Growth. Certain of the Founding Practices have experienced significant growth in the past, principally through growth of operations of existing orthodontic offices and the opening of new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets by providing financial resources to the Allied Practices required for opening new orthodontic offices. Such offices may incur substantial costs, delays or other operational or financial problems. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain profitability while facing pricing pressures and rising overhead costs. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "-- Operating Strategy" and " -- Growth Strategy."



     Risks Related to Changes in Government Regulation. The orthodontic industry and orthodontic practices are regulated extensively at the state and federal levels. The Company will not control the practice of orthodontics by its Allied Orthodontists as required by certain regulatory requirements directly applicable to the orthodontists and their practices. The laws of many states prohibit non-orthodontic entities (such as OrthAlliance) from practicing orthodontics, owning all or certain assets of an orthodontic practice, employing orthodontists or controlling the content of an orthodontist's advertisements. The laws of many states also prohibit orthodontists from paying any portion of fees received for orthodontic services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by an orthodontist to other staff members. There can be no assurance that any review of the Company's business relationships by regulatory authorities or the courts will not result in determinations that could adversely affect the operations of the Company or that the regulatory environment will not change to restrict the Company's existing or future operations. These laws and their interpretations vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's long-term management services agreements will not be successfully challenged or that enforceability of the provisions thereof will not be limited. See "Business -- Agreements with Allied Practices and Allied Orthodontists." The laws and regulations of certain states in which the Company may seek to expand may require the Company to change the form of relationships entered into with orthodontists in a manner which may restrict the Company's operations in those states or may prevent the Company from acquiring the assets of or managing or providing consulting services to orthodontic practices in those states. In addition, there can be no assurance that the laws and regulations of states in which the Founding Practices presently maintain operations will not change or be interpreted in the future to either restrict or adversely affect the Company's relationships with Allied Orthodontists in those states. See "Business -- Government Regulation."



     Risks Related to Future Health Care Reform. The United States Congress has considered various health care reform proposals, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of the Allied Orthodontists.


     Dependence on Enforceability of Operative Agreements. To effect the consummation of the Acquisitions, the Company, as successor to Premier and USOC, required the Founding Practices and certain of their orthodontists to execute three agreements (collectively, the "Operative Agreements"): (i) a purchase and sale agreement, stock purchase and sale agreement or agreement and plan of reorganization by and between the Founding Practice and OrthAlliance; (ii) a long-term management services agreement by and between the Founding Practice and OrthAlliance; and (iii) employment agreements by and between the Founding Practice and certain of its orthodontists. The consummation of the Acquisitions and the subsequent viability of the Company are dependent on the initial and continuing enforceability of the Operative Agreements. While OrthAlliance has attempted to structure the Operative Agreements in accordance with applicable law, there can be no assurance that the enforceability of certain non-compete and other provisions will not be successfully challenged. Further, because each of the employment agreements is between the Allied Orthodontist and the Allied Practice, there can be no assurance that the parties thereto will not terminate or amend the terms and conditions of such employment agreements. See
"Business -- Agreements with Allied Practices and Allied Orthodontists."


     Dependence on Key Personnel. The success of the Company is dependent upon the continued services of the Company's senior management, including Sam Westover, Chief Executive Officer, Robert S. Chilton, Chief Financial Officer and P. Craig Hethcox, Chief Operating Officer. The loss of the services of Messrs. Westover, Chilton or Hethcox or other Company senior management could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."


     Risks Related to Competition. The business of providing orthodontic services is highly competitive in each market in which the Company operates. Each of the Company's Allied Orthodontists faces competition from other orthodontists or general dentists in the communities served, some of whom have more established practices in the market. The Company is aware of several other companies currently developing, consolidating and managing orthodontic practices throughout much of the United States, and the Company may encounter substantial competition from those entities, as well as new market entrants. Other competitors involved in managing multiple practices may have greater marketing, financial and other resources and more established operations than the Company. The Company expects that the level of competition with regional or national management concerns will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."



     Risk of Providing Orthodontic Services. Each of the Allied Orthodontists provides orthodontic services to the public and may be exposed to the risk of professional liability and other claims. Several Allied Orthodontists treat patients complaining of or diagnosed with temporomandibular joint syndrome ("TMJ"). TMJ consists of a poorly understood set of disorders largely of unknown origins which cause jaw and facial pain, headaches, earaches, clicking sounds and restricted jaw movement. Future litigation concerning the failure to properly diagnose or treat TMJ could materially adversely affect the Company. Failure to recognize periodontal disease, among other things, may also serve as the basis for lawsuits against the Company and/or the Allied Orthodontists and Allied Practices. Claims relating to orthodontic treatment, TMJ-related claims and claims for failure to diagnose periodontal disease, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. Further, there can be no assurance that claims not covered by the Company's insurance (e.g., claims for punitive damages) will not arise. The Company will not control the practice of orthodontics by its Allied Orthodontists or the compliance with regulatory and other requirements directly applicable to the Allied Orthodontists and the Allied Practices. Although the Company maintains liability insurance for itself (with limits and retention amounts to be negotiated), and intends to be named as an additional insured party on the liability insurance policies of the Allied Orthodontists (where permitted by insurers and applicable state law), successful malpractice claims against the Company or the Allied Orthodontists could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, the Allied Practices and/or the Allied Orthodontists, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract patients to Allied Practices or expand its business. Further, because insurance policies must be renewed annually, there can be no assurance that the Company, the Allied Practices and/or the Allied Orthodontists, will be able to obtain liability insurance coverage in the future on acceptable terms, if at all. See "Business -- Litigation and Insurance."


     Substantial Proceeds of Offering Payable to Affiliates. Approximately $13.8 million of the net proceeds of this Offering will be used to pay the cash portion of the purchase price of the purchase and sale agreements and agreements and plans of reorganization in the Acquisitions. In addition, approximately $3.2 million of the net proceeds from the Offering will be used to repay indebtedness assumed by the Company in connection with the Merger and the Acquisitions. See "The Company," "Use of Proceeds" and "Certain Transactions."



     Control by Existing Management and Stockholders. Following the completion of the Acquisitions and the Offering, the Founding Practices, the officers and directors of the Company and entities affiliated with such persons will beneficially own approximately 69% of the then outstanding shares of Common Stock and Class B Common Stock and are likely to exercise substantial control over the Company's affairs. These stockholders acting together will be able to elect the Board of Directors of the Company and approve or disapprove any matter submitted to a vote of stockholders, including amendments to the Company's Certificate of Incorporation (the "Certificate"), mergers, share exchanges, the sale of all or substantially all of the Company's assets, going private transactions or other fundamental corporate transactions. See "Principal Stockholders" and "Description of Capital Stock."



     In addition, certain Allied Orthodontists, officers and directors of the Company will own an aggregate of 250,000 shares of the Class B Common Stock, which is entitled to one vote per share and is entitled to vote with the Common Stock on all matters submitted to a vote of the Company's stockholders. The Class B Common Stock will automatically convert into shares of Common Stock at a ratio of six shares of Common Stock for each share of Class B Common Stock upon the attainment of the Conversion Prices. Attainment of each of the Conversion Prices will result in conversion of the Class B Common Stock into 1,500,000 shares of Common Stock, further increasing the holders' of such shares control over the Company's affairs. In the event all of the Class B Common Stock is converted into the maximum number of shares of Common Stock possible, through the achievement of all of the Conversion Prices on or before the sixth anniversary of the date of this Prospectus, the Allied Orthodontists, the officers and directors of the Company and entities affiliated with such persons would beneficially own approximately 80% of the then outstanding shares of Common Stock and Class B Common Stock. If the Conversion Prices are not achieved
prior to        , 2003, all outstanding shares of Class B Common Stock will convert to shares of Common Stock at a ratio of one share for one share on such date. See "Description of Capital Stock -- Common Stock and Class B Common Stock."



     Shares Eligible for Future Sale. All of the shares of Common Stock being sold in this Offering will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock of the Company in the public market following this Offering. Upon the closing of this Offering, the owners of the Founding Practices will receive, in the aggregate, 6,566,618 shares of Common Stock as a portion of the consideration for the affiliation of their orthodontic practices with the Company. The 6,566,618 shares received by the owners of the Founding Practices are not being offered by this Prospectus; however, holders of such shares have certain incidental registration rights pursuant to the purchase and sale agreements and agreements and plans of reorganization between OrthAlliance and the Founding Practices, whereby the Company must use its reasonable efforts to register such shares under certain circumstances during the twenty-four months following the closing of the Acquisitions. See "Description of Capital Stock -- Registration Rights." Certain other stockholders of OrthAlliance will hold, in the aggregate, an additional 2,250,000 shares of Common Stock and 250,000 shares of Class B Common Stock. See "Certain Transactions." None of these 2,250,000 shares were acquired in transactions registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration thereunder. The 250,000 shares of Class B Common Stock are not transferable, except to the holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such person or as determined by will of the laws of descent.

     The Company, all of the owners of the Founding Practices, and the executive officers, directors and 5% or greater shareholders of the Company will be restricted from offering or selling shares of Common Stock for a period of 365 days (the "Lock-up Period") after the date hereof without the prior written consent of J.C. Bradford & Co., except in connection with acquisitions or upon the exercise of options granted under the Company's stock option plans. See "Underwriting." After the Lock-up Period, all of such shares may be sold in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume, holding period and other limitations of Rule 144.



     The Company has filed a registration statement with respect to 2.5 million shares of Common Stock under the Securities Act for use in connection with future acquisitions. These shares generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares.


     No Prior Public Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Common Stock. The Company will file an application for the Common Stock to be approved for quotation on the Nasdaq National Market, however, there can be no assurance that, following the Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price has been determined by negotiation among the Company and the Representative (as defined below) and may bear no relationship to the market price of the Common Stock after this Offering. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary over time. As a result of the foregoing, the Company's operating results and prospects periodically may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.


     Immediate and Substantial Dilution; Absence of Dividends. The purchasers of the Common Stock offered hereby will experience immediate dilution of $9.49 per share in the net tangible book value of such shares, because the initial public offering price is substantially higher than the pro forma net tangible book value per share. Existing stockholders will receive an increase of $0.79 per share in the pro forma net tangible book value of their shares. In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with future affiliations, purchasers of Common Stock in this Offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Dilution." The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."


     Anti-takeover Effect of Certain Provisions. Certain provisions of OrthAlliance's Certificate, Bylaws and the Delaware General Corporation Law ("DGCL") could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the Company more difficult, or could discourage a third party from attempting to acquire control of the Company, even if such events would benefit the interests of the stockholders. In particular, OrthAlliance's Certificate provides for a "staggered" Board of Directors in three classes, which could have the effect of delaying a change in control of the Company. In addition, although OrthAlliance has no current plans to issue any preferred stock, the Certificate authorizes the Board of Directors to issue "blank check" preferred stock of the Company, in one or more series, without stockholder approval of the issuance and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "Description of Capital Stock -- Preferred Stock" and "Certain Provisions of the Certificate, Bylaws and Delaware Law." Certain of the Company's senior management personnel have entered into employment agreements with the Company which contain "change in control" provisions. The "change in control" provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees would be able to terminate their employment (with adequate justification required in certain circumstances), be paid a severance equal to three times their existing base compensation, maximum possible cash bonus and any accrued salary, benefits or reimbursements and thereafter would be free to compete with the Company. See
"Management -- Employment Agreements." The Service Agreements entered into with the Allied Orthodontists provide that said agreements may be terminated by the Allied Practices pursuant to a change of control, defined therein, which does not include transactions approved by the Company's Board of Directors. OrthAlliance is also subject to Section 203 of the DGCL which prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203 of the DGCL) with an "interested stockholder" (defined in
Section 203 of the DGCL, generally, as a person owning 15% or more of the Company's outstanding voting stock) for a period of three years after the date of the transaction in which such person became an interested stockholder, unless certain conditions are met.

                                  THE COMPANY


     OrthAlliance was organized to create a leading provider of practice management services to orthodontic practices in the United States. Premier and USOC, predecessors to OrthAlliance, were formed in 1996 independently of each other to acquire certain operating assets of and to enter into long-term management services agreements with orthodontic practices. The management of Premier and USOC determined to combine the two companies to form the Company. Prior to the closing of the Offering, Premier and USOC will be merged with and into OrthAlliance (previously defined as the Merger), and pursuant thereto the Company will succeed to the rights of Premier and USOC under the agreements with the Founding Practices. See "Certain Transactions."



     Simultaneous with and as a condition to the closing of the Offering, OrthAlliance will acquire certain operating assets or the stock of entities holding certain operating assets of the 58 separate Founding Practices in exchange for cash and shares of Common Stock and will enter into long-term management services agreements with the Founding Practices (previously defined as the Acquisitions). The aggregate consideration paid by the Company to the Founding Practices is approximately $86.0 million, composed of 6,566,618 shares of Common Stock (assuming $11.00 per share, the mid-point of the estimated initial public offering price range) and, approximately $13.8 million in cash, all of which is payable at the closing of the Acquisitions. The aggregate consideration to be paid for the Founding Practices will not change; however, the actual number of shares of Common Stock issued to the Founding Practices in the Acquisitions will be determined by dividing $72.3 million by the initial public offering price. In the event the price to the public is higher than the mid-point of the estimated initial public offering price range, the aggregate number of shares will be reduced accordingly, and in the event the price to the public is lower, the aggregate number of shares will be increased accordingly. Cash proceeds from the Offering will be used to pay the cash portion of the consideration. See "Certain Transactions," "Risk Factors -- Control by Existing Management and Stockholders" and "-- Substantial Proceeds of Offering Payable to Affiliates," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Shares Eligible for Future Sale" and the unaudited pro forma combined financial statements and the notes thereto.


     The Company maintains its principal executive office at 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505, and its telephone number is
(310) 791-5656.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of Common Stock offered hereby are estimated to be approximately $24.9 million (approximately $28.9 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share and after deducting underwriting discounts and other estimated offering expenses payable by the Company.



     The Company intends to use the net proceeds from the Offering as follows:
(i) approximately $13.8 million will be used to pay the cash portion of the purchase price under the purchase and sale agreements with the Founding Practices; (ii) approximately $3.2 million will be used to repay certain indebtedness assumed by the Company in the Merger and the Acquisitions; (iii) approximately $900,000 will be used to pay accrued consulting fees; and (iv) the balance will be used for general corporate purposes including financing the expansion of the Company's business through affiliations with additional orthodontic practices and the development of satellite offices for the Allied Practices. Currently, the Company has entered into negotiations to purchase assets of additional orthodontic entities pursuant to the Company's shelf registration. The indebtedness to be repaid consists of, among other things, certain debt incurred by Premier to finance organizational costs and working capital (the "Premier Note"). The principal amount of the Premier Note is $1.01 million and it accrues interest at a specified prime rate plus one percent (1.0%). Following completion of the Offering, the principal and interest due and payable is anticipated to be approximately $1.06 million. See "Certain Transactions."


     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY


     As a newly formed corporation, the Company has never declared or paid dividends on its Common Stock or Class B Common Stock. Prior to the Acquisitions, the Founding Practices, some of which are sole proprietorships, C corporations or S corporations, made distributions of earnings to their owners and stockholders, as applicable. The Company expects that future earnings, if any, will be retained for the growth and development of the Company's business and, accordingly, the Company does not anticipate that any dividends will be declared or paid on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Company, among other factors. The Company may borrow funds under credit agreements which may limit the ability of the Company to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                    DILUTION


     As of March 31, 1997, after giving effect to the Merger and Acquisitions, the pro forma net tangible book value of the Company was $6.5 million, or $0.72 per share. The pro forma net tangible book value per share is determined by dividing the Company's pro forma net tangible book value (total tangible assets less total liabilities) by the number of shares of Common Stock and Class B Common Stock to be outstanding after the Merger and the Acquisitions. After giving effect to the sale by the Company of the 2,600,000 shares of Common Stock offered hereby and after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $17.6 million, or $1.51 per share. This represents an immediate increase in net tangible book value of $0.79 per share to existing stockholders and an immediate dilution in net tangible book value of $9.49 per share to new investors purchasing shares of Common Stock in this Offering. The following table illustrates this per share dilution:



Assumed initial public offering price.......................           $11.00
  Pro forma net tangible book value before Offering.........  $0.72
  Increase attributable to new investors....................   0.79
Pro forma net tangible book value after Offering............             1.51
                                                                       ------
Dilution in net tangible book value to new investors........           $ 9.49
                                                                       ======



     The following table sets forth on a pro forma basis, giving effect to the Merger and Acquisitions as of March 31, 1997, the number of shares of Common Stock and Class B Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid to the Company by existing stockholders and the new investors purchasing shares of Common Stock in this Offering:



                                     SHARES PURCHASED      TOTAL CONSIDERATION
                                   --------------------   ---------------------    AVERAGE PRICE
                                     NUMBER     PERCENT     AMOUNT      PERCENT      PER SHARE
                                   ----------   -------   -----------   -------    -------------
Existing stockholders(1).........   9,066,618     77.7%   $(7,304,597)   (34.3)%      $(0.81)
New investors....................   2,600,000     22.3     28,600,000    134.3         11.00
                                   ----------    -----    -----------    -----
          Total(2)...............  11,666,618    100.0%   $21,295,403    100.0%
                                   ==========    =====    ===========    =====


---------------


(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of OrthAlliance and the Founding Practices before the Offering, adjusted to reflect the payment of $13.8 million in cash as partial consideration for the Acquisitions.


(2) Does not include 602,500 shares of Common Stock issuable upon the exercise of options for the purchase of Common Stock granted by the Company pursuant to the Company's stock option plans or the exercise of warrants to purchase Common Stock. See "Management -- Stock Plans" and "Description of Capital Stock -- Warrants."

                                 CAPITALIZATION


     The following table sets forth the current portion of long-term debt and the total capitalization of the Company as of March 31, 1997 (i) on a pro forma basis to reflect the Merger and Acquisitions and (ii) on a pro forma as adjusted basis to give effect to the Merger and Acquisitions, the sale of the 2,600,000 shares of Common Stock offered hereby (assuming an Offering price of $11.00 per share) and the application of the net proceeds therefrom. The Company had no developmental activities in 1996 or for the three months ended March 31, 1997; therefore, no historical financial statements are presented in the table below. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the OrthAlliance financial statements and notes thereto and the unaudited combined pro forma financial statements and the notes thereto included in this Prospectus.



                                                                  AS OF MARCH 31, 1997
                                                              -----------------------------
                                                                               PRO FORMA
                                                              PRO FORMA(1)   AS ADJUSTED(2)
                                                              ------------   --------------
                                                                     (IN THOUSANDS)
Current portion of long-term debt...........................    $ 2,796         $    651
                                                                =======         ========
Long-term debt, less current portion........................      1,000                0
                                                                -------         --------
Stockholders' equity:
     Preferred Stock $.001 par value; 20,000,000 shares
      authorized(3); no shares issued and outstanding, pro
      forma or as adjusted..................................         --               --
     Class A Common Stock, $.001 par value; 70,000,000
      shares authorized, one share issued and outstanding at
      March 31, 1997(3); 8,816,618 issued and outstanding
      pro forma; 11,416,618 issued and outstanding as
      adjusted(4)...........................................         --               11
     Class B Common Stock, $.001 par value; 250,000 shares
      authorized(3), no shares issued and outstanding at
      March 31, 1997; 250,000 issued and outstanding pro
      forma and as adjusted(4)..............................         --               --
     Additional paid-in capital.............................     10,768           35,655
     Accumulated deficit....................................     (4,261)         (18,073)
                                                                -------         --------
          Total Stockholders' equity........................      6,507           17,593
                                                                -------         --------
               Total capitalization.........................    $ 7,507         $ 17,593
                                                                =======         ========


---------------
(1) See unaudited pro forma combined financial statements included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.

(2) Gives effect to the sale of 2,600,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(3) Reflects an amendment to the Company's Certificate filed subsequent to March 31, 1997 to increase the authorized capital stock and to designate classes of common stock.

(4) Does not include 602,500 shares of Common Stock issuable upon the exercise of outstanding options for the purchase of Common Stock granted under the Company's stock option plans or the exercise of warrants to purchase Common Stock. See "Management -- Stock Plans" and "Description of Capital Stock -- Warrants."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The selected pro forma combined financial information is based upon the historical combined financial statements of the Founding Practices and the historical financial statements of the Company and gives effect to the following as of January 1, 1996 (with respect to the statement of operations data for the year ended December 31, 1996 and the three months ended March 31, 1997), and as of March 31, 1997 (with respect to the balance sheet data): (i) the Merger; (ii) the Acquisitions, and (iii) a provision for federal and state income taxes as if the Company had been a C corporation during the periods presented. This information is derived from the unaudited pro forma combined financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The unaudited pro forma financial information does not purport to represent the financial position or the operating results that would have been achieved had the Merger and Acquisitions occurred on the dates indicated or project the financial position or results of operations for any future date or period.



                                                                                THREE MONTHS
                                                               YEAR ENDED           ENDED
                                                              DECEMBER 31,        MARCH 31,
                                                                  1996              1997
                                                              -------------     -------------
                                                              PRO FORMA(1)      PRO FORMA(1)
                                                              -------------     -------------
PRO FORMA STATEMENT OF OPERATIONS DATA(2):
Net revenue(3)..............................................   $   45,637        $   11,904
Expenses:
  Salaries, wages and benefits..............................       16,912             4,754
  Orthodontic supplies and lab..............................        5,938             1,667
  Rent......................................................        4,134             1,071
  Advertising and marketing.................................        1,421               334
  General and administrative................................        9,312             2,368
  Depreciation and amortization.............................          886               170
                                                               ----------        ----------
          Total expenses....................................       38,603            10,364
                                                               ----------        ----------
          Operating income..................................        7,034             1,540
Interest income (expense), net..............................           --                11
Gain on sale of assets......................................          122                 5
                                                               ----------        ----------
Income before provision for income taxes....................        7,156             1,556
          Provision for income taxes........................        2,719               591
                                                               ----------        ----------
          Net income........................................   $    4,437        $      965
                                                               ==========        ==========
          Net income per share..............................   $     0.38        $     0.08
                                                               ==========        ==========
Number of shares used in net income per share
  calculation(1)............................................   11,716,573        11,716,573
                                                               ==========        ==========



                                                                    MARCH 31, 1997(1)
                                                              -----------------------------
                                                                               PRO FORMA
                                                              PRO FORMA(2)   AS ADJUSTED(4)
                                                              ------------   --------------
BALANCE SHEET DATA:
Working capital.............................................    $ 4,651         $14,738
Total assets................................................     13,229          21,170
Long-term debt, less current portion........................      1,000               0
Stockholders' equity........................................      6,507          17,593


---------------
(1) See unaudited pro forma combined financial statements and the notes thereto included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.
(2) There is no historical presentation for OrthAlliance as it incurred no expense and generated no revenues for the year ended December 31, 1996 or the three months ended March 31, 1997.

(3) Represents pro forma revenue calculated by applying the terms of the long-term management services to the historical operating results of the individual Founding Practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and
    "Business -- Agreements with Allied Practices and Allied Orthodontists."


(4) As adjusted gives effect to the sale of 2,600,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $11.00 per share (the mid-point of the estimated initial public offering price range) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions, and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. The following should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW


     OrthAlliance has conducted no significant operations to date but will acquire as a result of the Acquisitions certain operating assets and, in some cases, liabilities of the Founding Practices. In addition, OrthAlliance will enter into either a service agreement ("Service Agreement") or a consulting and business services agreement ("Consulting Agreement") with each of the Founding Practices (the Service Agreements and Consulting Agreements are referred to herein collectively as "Management Agreements"). Under the Service Agreements, the Company will provide practice management services to the Founding Practices in exchange for certain management fees. Under the Consulting Agreements, which allow the Company and the Founding Practice to comply with certain state law restrictions on practice management, the Company will provide consulting services in exchange for similar fees.



     The Company's revenue will consist substantially of the sum of the fees paid to OrthAlliance pursuant to the Management Agreements and the reimbursement of certain operating expenses of the Allied Practices under the Management Agreements. Expenses incurred by the Allied Practices and required to be paid by OrthAlliance pursuant to the Management Agreements are fully reimbursable by the Allied Practices to OrthAlliance. Expenses not required to be paid by OrthAlliance pursuant to the Management Agreements primarily consist of personal expenses of the Allied Orthodontists. In general, the Management Agreements provide for the payment of management fees to the Company based on a negotiated percentage of the adjusted patient revenues of the Allied Practices. Patient revenue is recognized as orthodontic services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining treatment period. The 20% estimated revenue at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services. Additionally, the 20% estimated cost at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. Adjusted patient revenue under the Management Agreements is net patient revenue under generally accepted accounting principles, including an adjustment for uncollectible accounts and other discounts, allowances or activities that do not generate collectible fees.



     The management fee is paid monthly by the Allied Practice through a settlement process and is payable based on the calculation of adjusted patient revenues and profit margin. Adjusted patient revenue and profit margin is calculated on the accrual basis using the revenue recognition criteria noted above. The fee paid by each Allied Practice to the Company is (i) a variable percentage of adjusted patient revenue based on numerous factors, including but not limited to the practice's profitability and revenues, (ii) a fixed percentage of adjusted patient revenue that provides for annual increases based on improvement in gross margin (iii) a fixed amount that provides for annual increases during the term of the Management Agreement. In addition, the Management Agreements generally are structured so that the Company and the Allied Practices share the benefits of increased Allied Practice profits resulting from improved operating efficiencies. The Company receives the management fee and repayment of any portion of an advance made to an Allied Practice that is due and payable prior to the Allied Orthodontists receiving any compensation.

     Pursuant to the Management Agreements, the Company generally is obligated to provide necessary employees, establish appropriate business systems, perform payroll and accounting functions, provide billing and collection services, purchase and maintain inventory, provide certain equipment and furnishings, arrange legal services unrelated to malpractice litigation, formulate a marketing plan, manage and organize the Allied Practices records and advise each Allied Practice regarding practice expansion. In addition, the Company must pay the operating expenses of each Allied Practice, except for the salaries of the orthodontists and, in certain states, other professional staff. The Company is reimbursed for such expenditures by each Allied Practice. In the event that an Allied Practice lacks sufficient funds to pay its current expenses, the Company is required to advance funds to the Allied Practice to pay such expenses. Any such advances will be made in the form of loans to the Allied Practice to be repaid upon such terms as mutually agreed. The advances will be funded from the Company's working capital. Repayment of the advance will be made through the monthly settlement with the Allied Practice which will include, among other things, the payment of Orthodontic compensation. The Company will also incur personnel and administrative expenses in connection with maintaining corporate offices, from which the Company will provide management, administrative, marketing, development and acquisition services. The Management Agreements are entered into for an initial term of 20 years, subject to prior termination by either party in the event the other party (i) becomes subject to bankruptcy proceedings or (ii) materially breaches the Management Agreement and such party fails to cure the breach within 90 days. In addition, the Allied Practices may terminate the Management Agreements upon the occurrence of a change in control (as defined therein). See "Business -- Agreements with Allied Practices and Allied Orthodontists."See "Business -- Agreements with Allied Practices and Allied Orthodontists."



     In accordance with Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," published by the Securities and Exchange Commission (the "Commission"), the acquisition of the assets and assumption of certain liabilities of all of the Founding Practices pursuant to the Acquisitions are accounted for by the Company at the transferors' historical cost basis, with the shares of Common Stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration will be reflected as a distribution by the Company to the owners of the Founding Practices. It is currently anticipated that the Company's future acquisitions of certain of the assets and liabilities of Allied Practices may result in subsequent annual noncash amortization charges for intangible assets in the Company's statements of operations.


     The Company intends to implement an aggressive growth strategy focused on
(i) affiliating with additional orthodontic practices that fit the OrthAlliance model of high quality and strong financial performance; (ii) expanding Allied Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Allied Practices with their internal growth by increasing gross revenues through increased patient volume; and (iv) expanding profit margins through operational efficiencies.

RESULTS OF OPERATIONS

     Historical


     The Company has conducted no significant operations to date and will not conduct significant operations until the Acquisitions and the Offering are completed. OrthAlliance has incurred and will continue to incur various legal, accounting, travel, personnel and marketing costs in connection with the Acquisitions and the Offering. From inception through March 31, 1997, USOC and Premier incurred development costs of $3.6 million and $593,000, respectively. OrthAlliance did not incur development costs during this period. See the financial statements, the unaudited pro forma combined financial statements and the notes related thereto.


     Pro Forma


     Revenues. It is anticipated that substantially all the Company's revenues will consist of the sum of the fees received pursuant to the Management Agreements and the reimbursed operating expenses of the Allied Practices. The revenues included in the unaudited pro forma combined financial statements are calculated by applying the terms of the Management Agreements to the historical financial results of the Founding Practices for the year ended December 31, 1996 and the three months ended March 31, 1997, assuming the Acquisitions had been completed as of January 1, 1996. Giving effect to the terms of the Management Agreements and assuming the

Merger and the Acquisitions had occurred on January 1, 1996, the pro forma revenues of the Company for the year ended December 31, 1996 and the three months ended March 31, 1997 would have been $45.6 million and $11.9 million, respectively.



     Expenses. The pro forma expenses for the year ended December 31, 1996 are based on the expenses incurred by USOC, Premier and the Founding Practices as a group for the period from corporate inception, in the case of USOC and Premier, and from January 1, 1996, in the case of the Founding Practices, through December 31, 1996. The pro forma expenses for the three months ended March 31, 1997 are based on the expenses incurred by USOC, Premier and the Founding Practices as a group for the three months ended March 31, 1997. A pro forma adjustment has been made to reflect the incremental costs of the Company providing management services to the Allied Practices in the first year of operations, including contractual management salaries. The total pro forma direct expenses do not reflect cost savings that may result from the Acquisitions.


     Provision for income taxes. Pro forma income taxes assume the Company had operated as a tax paying entity for the year ended December 31, 1996 and for the three months ended March 31, 1997, subject to an effective combined state and federal income tax rate of 38% for the period.

     The Company and the Allied Practices are not subject to significant seasonal variations in operating results. However, the third quarter traditionally represents a larger number of treatment starts and the fourth quarter, interrupted by holidays, generally represents fewer office treatments.

LIQUIDITY AND CAPITAL RESOURCES


     If the Acquisitions had occurred on March 31, 1997, the Company would have had pro forma working capital of approximately $4.7 million.



     The Company anticipates the primary uses of capital will include affiliation with orthodontic practices, development of satellite orthodontic offices of Allied Practices and funding working capital needs of the Company and the Allied Practices. The Company estimates that it will incur capital expenditures of approximately $50,000 for the remainder of fiscal 1997. The cost of developing satellite offices will vary by geographic location; however, it is currently anticipated to be approximately $250,000 per office. In addition, in the event any of the Allied Practices lacks sufficient funds to pay its current expenses, the Company, pursuant to the Management Agreements, is required to advance funds to such Allied Practice for the purpose of paying such expenses. Any such advances will be made in the form of loans to the Allied Practices to be repaid upon such terms as mutually agreed. Such advances will generally bear interest as negotiated with each Founding Practice and will be repayable over varying periods of time. The advances will be funded from the Company's working capital. Repayment of the advance will be made through the monthly settlement with the Founding and Allied Practices. As part of its growth strategy, the Company intends to enter into affiliations with additional orthodontic practices that will involve the payment of cash and Common Stock.



     Management believes that the proceeds of the Offering, after application of the use of proceeds, combined with the Company's anticipated cash flow from operations will be sufficient to fund the planned capital needs and ongoing operations of the Company for the next 18 months. Additional capital may be required by the Company's acquisition program. The Company intends to establish a credit facility to supplement its anticipated cash flow from operations and the net proceeds from the Offering. In addition, the Company is concurrently with the Offering registering 2.5 million additional shares of Common Stock pursuant to a shelf registration statement, which when combined with the Company's cash resources will be used to support the Company's planned acquisition program.

                                    BUSINESS

GENERAL


     OrthAlliance was recently organized to create a leading provider of practice management services to orthodontic practices in the United States. The Company will manage the business aspects of the Allied Practices (subject to applicable state law), thereby allowing Allied Orthodontists to focus on delivering cost-effective, high quality patient care, and will provide capital for the development and growth of such practices. The Company will affiliate with Allied Practices pursuant to long-term management services agreements and will generate revenues by providing management, marketing and development services to Allied Practices. The Company intends to aggressively expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic practices throughout the United States.



     The Founding Practices and Their Allied Orthodontists. The Company has entered into definitive agreements, to be consummated simultaneously with the closing of this Offering, to acquire certain operating assets of and enter into long-term management services agreements with 58 Founding Practices, which include 86 orthodontists operating 154 offices located in 17 states. Management believes that the Company has distinguished itself from its competitors by affiliating with the Founding Practices, which management believes are leading practices in their markets. The Founding Practices were selected based on a variety of factors, including size, profitability, historical growth and reputation for high quality care, among local consumers of orthodontic services and within the orthodontic services industry. Some of the Founding Practices were referred to the Company by certain Allied Orthodontists. Potential Founding Practices were subject to peer review which evaluated each practice on the quality of patient care and the use of effective practice procedures. Management intends to capitalize on the reputations and relationships of the Founding Practices and their Allied Orthodontists to assist the Company in affiliating with additional orthodontic practices. For the year ended December 31, 1996, the Founding Practices had average adjusted patient revenues of approximately $1,032,000, compared to average practice revenues for the orthodontic industry as a whole, estimated by the Company to be approximately $545,000.


     Management believes that the Company's management, marketing, recruiting and growth strategies, as applied to the Founding Practices, will maximize the Company's revenues. Each Allied Orthodontist of the Founding Practices will initially be a member of the Company's Board of Advisors, highlighting the expertise of the Allied Orthodontists of the Founding Practices. The Board of Advisors will advise management on a broad range of issues, including treatment, risk management, quality assurance, credentialing, managed care, product evaluation, professional resources and marketing. The members of the Board of Advisors will also recommend professional standards for both treatment quality and delivery of patient care, and provide a peer review process.

     Services of the Company. Pursuant to the OrthAlliance model, the Company provides fee-based management services to its Allied Practices thereby allowing Allied Orthodontists to concentrate on providing cost effective, high quality patient care. The Company does not practice orthodontics or dentistry, but generally acquires certain operating assets of an orthodontic practice, employs the employees (except orthodontists, and where applicable law requires, hygienists and dental assistants), and enters into long-term Management Agreements with the Allied Practices. Where state law allows and upon request by an Allied Practice, the Company may lease equipment or office space to the Allied Practices and employ orthodontic assistants for the Allied Practices.

     The Company will generate revenues by providing management services to the Allied Practices, including billing and collections, cash management, purchasing, inventory management, payroll processing, employee benefits administration, advertising and marketing, financial reporting and analysis, productivity reporting and analysis, training, associate orthodontist recruiting and capital for satellite office development and acquisitions. Management believes, based on its experience with the Founding Practices and data available to it, that the Company's emphasis on high quality patient care and its business, marketing, technological and practice-growth support systems will appeal to orthodontists inclined to affiliate with the Company.

THE ORTHODONTIC INDUSTRY

     Orthodontics, the art and science of correcting the misalignment of teeth, historically has been one of the most profitable specialties in dentistry. The field of orthodontics has evolved greatly since the turn of the century, a process which management believes will continue. Orthodontic research and education have aided the development of new materials and techniques of orthodontic treatment, including the use of computers to help solve complex cases. In 1994, orthodontists in the United States conducted examinations of nearly 2.5 million potential new patients and initiated treatment for approximately 1.5 million patients. The typical orthodontist initiated treatment for approximately 170 patients in 1994 and maintained approximately 380 active cases.

     The primary target market for orthodontic treatment is children ages 8 to
18. In 1994, approximately 80%, or 1.2 million, of all patients treated were children. The U.S. Census Bureau estimates that as of July 1, 1996, there were approximately 37.6 million children and adolescents between the ages of 10 and
19. Management believes that as many as 50% of these children and adolescents could benefit from orthodontic treatment, presenting an attractive opportunity for the Company. In addition to the traditional juvenile market, the adult market has been a rapidly growing market for orthodontic services. Management believes the market for adults has grown rapidly over the last 15 years as a result of several factors. Adults today are more conscious about their appearance, which may be improved by orthodontic treatment they may not have received as children. Moreover, many adults today are more willing to undergo orthodontic treatment in light of the development of new orthodontic materials and techniques that allow the orthodontist largely to conceal the bands and brackets used during treatment because they match the color of the teeth. Based on statistics obtained from the 1995 JCO Study, management believes that the adult market for orthodontic services remains untapped, as the number of adults who need or want orthodontic treatment substantially exceeds the number of patients currently seeking treatment. In 1994, standard case fees averaged approximately $3,500 for children and $3,800 for adults.

     Currently, there are approximately 9,000 practicing orthodontists in the United States, nearly all of whom have graduated from accredited graduate programs of orthodontics. The industry is highly fragmented, with approximately 90% of the practicing orthodontists acting as sole practitioners and the balance practicing in multiple-doctor practices (generally two orthodontists) or in groups affiliated with competitors of the Company. The training and qualification of an orthodontist is extremely rigorous. Generally, a dentist must graduate in the top 10% of his or her class at an accredited graduate school of dentistry, pass national and state board examinations, and complete an accredited graduate orthodontic program to become an orthodontist. These programs typically are structured as two- or three-year programs. Each year about 200 new orthodontists graduate from accredited orthodontic programs.

OPERATING STRATEGY

     Management believes that the Company's operating strategy will enable Allied Practices to compete more effectively and realize significantly greater profitability than other orthodontic practices, thereby providing an inducement for additional orthodontists to affiliate with the Company. Key elements of the Company's operating strategy include:


     Emphasizing Quality Patient Care. Management believes that the services and support it provides its Allied Orthodontists will positively impact the level of patient care by increasing the Allied Orthodontists' time to concentrate on patient care. Management believes that the primary hindrances to consistent delivery of quality patient care are (i) the discrepancy in qualifications among practicing orthodontists and (ii) the amount of time each orthodontist spends on patient care. The qualifications of providers of orthodontic services vary from general dentists who have taken weekend courses in orthodontics to graduates of accredited three-year programs. Nearly all Allied Orthodontists affiliated with the Founding Practices are graduates of accredited orthodontic programs. In addition, the Company will establish clinical care advisory committees consisting of Allied Orthodontists who will meet periodically to formulate quality assurance programs, to perform peer review studies, and to consult with each other on current treatments, techniques and issues. Furthermore, recent orthodontic graduates recruited by the Company will be required (in most cases) to complete a mentoring program pursuant to which such graduates will provide treatment under the supervision and guidance of an experienced Allied Orthodontist for a period of time to refine their skills before assuming primary responsibility for patient care at a satellite office of an Allied Practice.

     Capitalizing on the Best Demonstrated Practices of Allied
Orthodontists. The Company believes that one of its most valuable practice management services will be its ability to identify practice-level strategies that have proven successful for individual Allied Practices and share this information among other Allied Practices. Management will routinely evaluate the policies and procedures of the Allied Practices, including such critical areas as treatment quality, delivery of patient care, practice-building, marketing, patient financing programs and expense control. The Company will provide Allied Orthodontists with comparative operating and financial data that will enable Allied Orthodontists to detect areas of their practices that could be improved. The Company will provide its own analysis of such operating and financial data and recommend changes to improve performance. The Company expects that a primary means of identifying and implementing solutions to particular practice issues will be to consult with Allied Practices that have had demonstrated success in a certain area. The Company generally will seek to facilitate communication among Allied Practices through periodic conferences and meetings and, ultimately, through a proprietary intranet system.


     Achieving Operating Efficiencies and Economies of Scale. The Company intends to implement a variety of operating procedures and systems to improve the productivity and profitability of each orthodontic practice which becomes an Allied Practice and to achieve economies of scale. The Company will implement centralized payroll processing, inventory control and national group purchasing contracts. The Company plans to implement appropriate credit and collection policies which will accommodate specific needs of the target market of each Allied Practice. Management believes that patient flow and work flow could be enhanced by physical improvements in designs to facilities, which should result in an increase in the number of patients seen and an increase in employee and orthodontist productivity. If such physical improvement in design is supported by an adequate return on investment, the Allied Practice and the Company may undertake such design changes. Operating efficiencies and economies will be instituted on a per market or per Allied Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, and employee and patient satisfaction.


     Increasing the Affordability of Orthodontic Care through Flexible Payment Plans. The Company will assist Allied Practices in developing and implementing payment plans designed to make orthodontic services more affordable to prospective patients, thereby making orthodontic services available to a larger segment of the population in their respective markets. Many of the Founding Practices have historically received a down payment of approximately 20% of the total cost of services, which is typical in the orthodontics industry and is based on the costs incurred by an orthodontic practice at the time treatment is initiated. Recognizing that orthodontic services are largely discretionary and that a significant down payment is often a deterrent to prospective patients, the Company believes that flexible payment plans are an effective means of increasing patient volume. Management believes that the markets in which Allied Practices are located are different and payment plans should be tailored to respond to the various market demands and opportunities. The Company will make general recommendations to all Allied Practices with respect to instituting flexible payment plans and will develop and implement market-tailored plans upon the request of individual Allied Practices. In addition, the Company will provide the working capital necessary for the Allied Practices to implement flexible payment plans which may result in the reduction or elimination of down payments.

     Stimulating Demand in Local Markets Through Aggressive Marketing. In consultation with and upon approval of the Allied Practices, the Company intends to develop and implement aggressive and innovative marketing plans to augment each Allied Practice's referral and other marketing systems currently in place. Management believes that the orthodontic industry has not taken advantage of the gains that can be achieved through strategic direct marketing and intends to, upon request of an Allied Practice, implement aggressive direct marketing campaigns. In addition, certain of the Founding Practices have developed referral systems with local dentists, to achieve above-average practice revenues and growth. Upon the request of an Allied Practice and in appropriate markets, the Company will attempt to reach potential patients through print, local television and radio advertising.

GROWTH STRATEGY

     Management believes the continued growth of the Founding Practices and the financial support for the development of new Allied Practices are key components of the future success of the Company. To increase the

Company's revenues and profits and gain market share, management intends to initiate an aggressive growth strategy designed to increase the number of Allied Practices and Allied Orthodontists over time. Management's expansion strategy includes:


     Affiliations with Orthodontic Practices. Management believes that the Company's target market for affiliations includes approximately half of the orthodontic practices in the United States (approximately 4,500 practices), because these practices fit the OrthAlliance model of high quality and opportunity for revenue and earnings growth. Management believes that affiliation will be an attractive option for many orthodontists because the Company intends to (i) provide the capital to open and integrate new orthodontic offices into existing Allied Practices, (ii) identify and recruit qualified associate orthodontists for the Allied Practices, (iii) design and offer business and clinical systems for each Allied Practice, (iv) with the approval of the Allied Orthodontist, hire the necessary business and non-orthodontic personnel for each new Allied Practice, (v) help increase each Allied Practice's market share and the number of new patients seen by recommending successful marketing and advertising strategies, and (vi) reduce the time Allied Orthodontists spend on administrative and business related tasks, allowing them to focus on delivering quality patient care. The Company has filed a shelf registration statement on Form S-4 for shares of Common Stock to be used in connection with future affiliations with Allied Practices (the "Shelf Registration"). The terms of such affiliations will be negotiated at the time of any such affiliation and any shares of Common Stock registered pursuant to the Shelf Registration transferred in exchange for assets of an Allied Practice will be valued at the average of the closing trading price for the five consecutive trading days ending two days prior to the closing of such affiliation.


     Developing Orthodontic Satellite Offices. Where management determines market demand will support practice expansion, the Company will assist Allied Practices in developing satellite offices to be integrated into Allied Practices to increase market share and revenues. The Company intends to provide capital for practice expansion, market research, site selection, office design and marketing support for satellite office development. Management believes the Company's recruiting strategy complements growth through the addition of satellite offices. Experienced associate orthodontists and recently graduated orthodontists, who have completed a mentoring program, would be well suited to assume primary responsibility for patient care at newly-established satellite offices. See "-- Allied Practice Operations and Locations."


     Internal Growth through Improved Operating Efficiencies. A fundamental element of management's growth strategy is internal Allied Practice growth through improving each practice's operating efficiencies. The Company intends to offer a variety of operating procedures and systems to improve the productivity and profitability of the Allied Practices. The Company's operating systems and strategies, together with its recruiting, training, marketing and business management services should allow Allied Orthodontists to focus their attention on providing patient care, resulting in increased patient flow and enhanced revenues. The Company plans to implement payroll processing, employee benefits administration, financial reporting and analysis, inventory management and national group purchasing discounted contracts and intends to implement appropriate credit and collection policies which accommodate specific needs of the general target markets of each Allied Practice. Operating efficiencies and economies will be instituted on a per market or per Allied Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, employee satisfaction and patient satisfaction.


ALLIED PRACTICE OPERATIONS AND LOCATIONS


     Payment Plan; Case Fees. At the initial orthodontic treatment, the patient signs a contract outlining the terms of the treatment, including the anticipated length of treatment and the total fees. Each Allied Orthodontist determines the appropriate fee to charge for services to patients based upon market conditions in the area served by that Allied Orthodontist. Generally, the amount of fees charged by the Allied Orthodontists are independent of the patient's source of payment. The number of required monthly payments is estimated at the beginning of the case and generally corresponds to the anticipated number of months of treatment. Depending on the patient's credit history, the down payment will range from a substantial down payment to no down payment. Patients are typically required to pay equal monthly installments although each Allied Practice will offer a payment plan tailored to its market and patients.

     If the treatment period exceeds the period originally estimated by the orthodontist, the patient and the Allied Orthodontist will determine whether payment for additional treatment will be required. If the treatment is completed prior to the scheduled completion date, the patient is required to pay the remaining balance of the contract. If a patient terminates the treatment prior to the completion of the treatment period, the patient is required to pay the balance due for services rendered to date.

     Other payment plans with lower monthly payments are available for patients who have insurance coverage for the treatment. Approximately 40% of the patients treated at the Allied Practices have some form of orthodontic insurance coverage. Payments for patients with insurance may be lower, depending upon the amount of the fee paid on behalf of the patient by insurance policies. For patients with insurance coverage, the portion of the fee not covered by insurance is paid by the patient and is not waived or discounted by the Allied Practice.

     Information Systems ("IS"). The Company plans to implement a comprehensive IS strategy over the next several years. The Company will implement a communications and data transmission program utilizing a proprietary intranet system and commercially available integration technology. Typically, an orthodontic practice utilizes two types of systems. The first system is the accounting and general ledger system and the second is the production system. The accounting and general ledger system will be implemented promptly upon the Allied Practice's affiliation with the Company. The production system, which provides patient and practice management functions, will take more time to implement. While it is the Company's stated objective to protect the computer system and applications investment of each Allied Practice, management intends to use a combination of integration and interface technologies to tie together the disparate systems.

     Purchasing. The Company plans to coordinate quantity discounts of equipment, office furniture, inventory and supplies for the Allied Practices in order to reduce per unit costs. In addition, the Company will negotiate arrangements with other suppliers, such as casualty insurance carriers, that should provide cost savings to the Allied Practices.


     Locations. Upon consummation of the Acquisitions, the Company will provide management services to the following locations:



                                                        NUMBER OF       NUMBER OF   NUMBER OF
STATE                                                ORTHODONTISTS(1)    OFFICES     CITIES
-----                                                ----------------   ---------   ---------
Alabama............................................          3               3           3
Arizona............................................          2               2           1
California.........................................         15              21          17
Florida............................................         18              32          25
Georgia............................................         18              37          26
Indiana............................................          9              19          17
Kentucky...........................................          2               6           6
Michigan...........................................          1               2           2
Minnesota..........................................          2               2           2
Mississippi........................................          2               6           6
North Carolina.....................................          1               1           1
Pennsylvania.......................................          2               3           3
South Carolina.....................................          3               5           5
Tennessee..........................................          2               3           3
Texas..............................................          4               8           8
Utah...............................................          2               2           2
Virginia...........................................          2               2           2
                                                            --             ---         ---
          Total....................................         88             154         129
                                                            ==             ===         ===


---------------

(1) Two of the orthodontists have offices in two different states.

AGREEMENTS WITH ALLIED PRACTICES AND ALLIED ORTHODONTISTS


     Each Allied Practice has entered into three material agreements in connection with the Acquisitions: (i) an acquisition agreement, which may be in the form of a purchase and sale agreement whereby OrthAlliance agrees to acquire certain of the assets or stock of an entity holding certain assets of the Allied Practice, or an agreement and plan of reorganization, whereby the Allied Practice transfers certain assets to OrthAlliance; (ii) either a Service Agreement or a Consulting Agreement (depending upon the applicable regulatory requirements), whereby OrthAlliance agrees to provide management or consulting services to the Allied Practice; and (iii) an Employment Agreement between the Allied Practice and each related Allied Orthodontist who is an equity holder in the Allied Practice or who provides orthodontic services through such practice for more than ten days each month.



     Acquisition Agreements. The Company will acquire certain operating assets or stock of each Allied Practice pursuant to an asset purchase and sale agreement, an agreement and plan of reorganization or a stock purchase and sale agreement. Each asset purchase and sale agreement generally provides for the sale by the Allied Practice of its equipment, licenses (to the extent assignable by law), inventory, accounts receivable, furniture and other personal property, or some combination thereof based on applicable state laws or regulations, in exchange for consideration based on the Allied Practice's adjusted patient revenue (defined below), up to 20% of which is generally payable in cash, with the remainder payable in shares of Common Stock. The aggregate consideration paid by the Company in connection with the Acquisitions is approximately $86.0 million. Certain liabilities of the Allied Practices have been assumed totaling $3.2 million. See "Certain Transactions." Each stock purchase and sale agreement generally provides for the exchange of the stock of an entity holding certain assets of the Allied Practice by its stockholders and the payment of consideration to its stockholders, which consideration is generally the same as the consideration being paid pursuant to the asset purchase and sale agreements.



     Each agreement and plan of reorganization generally provides for the transfer of certain assets of the Allied Practice to OrthAlliance, the cancellation or retirement of each share of stock in an entity holding certain assets of the Allied practice, and the payment of consideration to the shareholders of such entity, which consideration is generally the same as the consideration being paid pursuant to the asset purchase and sale agreements. Each asset purchase and sale agreement, stock purchase and sale agreement and agreement and plan of reorganization provides for certain incidental registration rights with respect to the shares of Common Stock paid to the Allied Practice or the Allied Orthodontist, as the case may be. See "Description of Capital Stock -- Registration Rights."



     Service Agreements. The parties to each Service Agreement include the Company, as successor through the Merger, and the Allied Practice, which typically is a professional corporation or association owned by the related Allied Orthodontist. Each Service Agreement generally requires the Company to perform the following services for the Allied Practices: provide and maintain specified furnishings and equipment; provide necessary employees (except orthodontists and, where applicable law requires, hygienists and dental assistants); establish appropriate business systems; purchase and maintain inventory; perform payroll and accounting functions; provide billing and collection services with respect to patients, insurance companies, and third-party payors; arrange all legal services not related to malpractice litigation; design and execute a marketing plan; advise with respect to new office locations; and manage and organize the Allied Practice's files and records, including patient records where permitted by applicable law. In the event that the Allied Practice lacks sufficient funds to pay its current expenses, the Company is also required to advance funds to the Allied Practice for the purpose of paying such expenses. Any such advances will be made in the form of loans to the Allied Practice to be repaid upon such terms as mutually agreed. Such advances will generally bear interest as negotiated with each Allied Practice and will be repayable over varying periods of time. The advances will be funded from the Company's working capital. Repayment of the advance will be made through the monthly settlement with the Allied Practices.



     In exchange for performing the services described above, the Company generally receives a service fee equal to either a variable percentage of the Allied Practice's adjusted patient revenue based on such practice's profitability, revenues, or other factors, or a fixed percentage of adjusted patient revenue that provides for annual increases based on the reduction of an Allied Practice's annual overhead percentage. The Company receives the service fee and repayment of any portion of an advance made to an Allied Practice that is due and payable prior to the Allied Orthodontist receiving any compensation.


     The term of each Service Agreement is 20 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. In addition, the Allied Practices may terminate the Service Agreements upon the occurrence of a change of control (as defined therein). A transaction approved by the Company's Board of Directors is not a change of control transaction. Upon the expiration or termination of the Service Agreement, the Allied Practice may, and in certain circumstances must, repurchase for cash (at book value) certain assets, including all equipment, and assume certain liabilities of the Company related to the Allied Practice.

     Each Service Agreement is generally not assignable by either party thereto without the written consent of the other party; however, the Company may assign the Service Agreement without the Allied Practice's consent to any entity under common control with the Company. The Company and the Allied Practice agree to indemnify each other for costs and expenses incurred by such other party that are caused directly or indirectly by, as the case may be, the Company's or the Allied Practice's intentional or negligent acts or omissions. In the case of the Allied Practice's obligation to indemnify the Company, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the Service Agreement.

     Consulting Agreements. The parties to each Consulting Agreement include the Company, as successor through the Merger, and the Allied Practice. Certain provisions of the Consulting Agreement are substantially similar to the Service Agreement, including provisions relating to the Company's obligation to loan funds to the Allied Practice in the event the Allied Practice is unable to pay its current expenses, termination of the Consulting Agreement, repurchase of assets and assumption of liabilities by the Allied Practice upon expiration or termination, assignment, and indemnification.

     The services provided by the Company to the Allied Practice under each Consulting Agreement generally include consulting with respect to equipment and office needs; preparing staffing models appropriate for an Allied Practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the Allied Practice in organizing and developing filing and recording systems.


     In exchange for such services, the Company receives a consulting fee equal to (i) a variable percentage of adjusted patient revenue based on the Allied Practice's profitability and revenues, (ii) a fixed percentage of adjusted patient revenue that provides for annual increases based on the reduction of an Allied Practice's annual overhead percentage, or (iii) a fixed amount that provides for annual increases during the term of the Consulting Agreement.



     Pursuant to both the Service Agreements and Consulting Agreements, the Company's Allied Orthodontists maintain full control over and ownership of their orthodontic practices, determine which personnel will be affiliated with the Allied Practices and set their own standards of practice to promote quality orthodontic care. The Company does not engage in the practice of orthodontics or dentistry. Each Allied Orthodontist is responsible for compliance of his or her Allied Practice with state and local regulations applicable to the practice of orthodontics and with licensing or certification requirements. Each Allied Orthodontist determines the fees to be charged for services provided to patients and each Allied Practice executes payor contracts. In addition, each Allied Orthodontist acquires and pays for malpractice insurance coverage.


     Employment Agreements. Each Allied Orthodontist who is or becomes an equity holder in an Allied Practice or who provides orthodontic services through an Allied Practice for more than 10 days a month is required to execute an employment agreement with the Allied Practice. Each employment agreement generally provides that the Allied Orthodontist will perform professional services for the Allied Practice for a period of five years, subject to prior termination, (i) for cause by the Allied Practice (which generally means death, incapacity, willful misconduct, conviction for a felony, or chronic alcoholism or drug addiction), (ii) by the Allied Orthodontist in the event of a material breach by the Allied Practice, and (iii) by the Allied Orthodontist in the event of the Company's bankruptcy. The Allied Orthodontist agrees that following termination or expiration of the employment agreement, he or she will not compete for a period of two years in the market in which the Allied Practice operates an office and will limit the methods of advertising in the area in which an Allied Practice is located.

GOVERNMENT REGULATION

     General. The field of orthodontics is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. In general, regulation of healthcare companies is increasing. Every state imposes licensing requirements on individual orthodontists and on facilities operated by and services rendered by orthodontists. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations for which orthodontists may be providers. In connection with the entry into new markets, the Company, Allied Practices and Allied Orthodontists may become subject to compliance with additional regulations.

     The operations of the Allied Practices must meet federal, state and local regulatory standards in the areas of safety and health. Historically, compliance with those standards has not had any material adverse effect on the operations of the Founding Practices. Based on its familiarity with the historical operations of the Founding Practices and the activities of the Company's Allied Orthodontists, management believes that the Allied Practices are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to safety and health.

     State Legislation. The laws of several states prohibit orthodontists from splitting fees with non-orthodontists. Furthermore, many states prohibit nonorthodontic entities from practicing orthodontics, employing orthodontists, or in some circumstances, employing orthodontic assistants. The laws of some states prohibit advertising orthodontic services under a trade or corporate name and require that all advertising be in the name of the orthodontist. A number of states also regulate the content of advertisement of orthodontic services and the use of promotional gift items. A number of states limit the ability of a non-licensed dentist or non-orthodontist to own equipment or offices used in an orthodontic practice. Some of these states allow leasing of equipment and office space to an orthodontic practice, under a bona-fide lease, if the equipment and office remain in the complete care and custody of the orthodontist. Management believes, based on its familiarity with the historical operations of the Founding Practices, the activities of the Company's Allied Orthodontists and applicable regulations, that the Company's current and planned activities do not constitute the prohibited practices contemplated by these statutes and regulations. There can be no assurance, however, that future interpretations of such laws, or the enactment of more stringent laws, will not require structural and organizational modifications of the Company's initial relationships with its Allied Orthodontists or the operation of the Allied Practices. In addition, statutes in some states could restrict expansion of Company operations in those jurisdictions. The Company either enters into a Service Agreement or Consulting Agreement depending upon applicable state regulations.

     Regulatory Compliance. The Company monitors developments in laws and regulations relating to the practice of orthodontics and dentistry. The Company may be required to modify its agreements, operations and marketing strategies from time to time in response to changes in the business and regulatory environment. The Company intends to structure all of its agreements, operations and marketing in accordance with applicable law, although there can be no assurance that its arrangements will not be successfully challenged or that required changes may not materially affect the Company's business, financial condition and results of operations.

COMPETITION


     The Company anticipates facing substantial competition from other entities as OrthAlliance seeks to affiliate with additional orthodontic practices. The Company is aware of several practice management companies that are focused in the area of orthodontics. Additional entities may enter this market and compete with the Company. Certain of these competitors have greater financial or other resources than the Company.


     The business of providing orthodontic services is highly competitive in each market in which the Founding Practices and other practices operate. Founding Practices compete with orthodontists who maintain single offices or operate a single satellite office, as well as with orthodontists that maintain group practices or operate in multiple offices. Founding Practices also compete with general dentists and pedodontists who provide certain orthodontic services, some of whom have more established practices. The provision of orthodontic services by such dentists and pedodontists has increased in recent years. There can be no assurance that the Company or the Allied Practices will be able to compete effectively within their markets.

EMPLOYEES


     Upon completion of the Acquisitions and the Merger, OrthAlliance will employ an aggregate of approximately 565 full-time employees. None of the Company's employees are represented by a collective bargaining agreement. OrthAlliance considers its relationship with its employees to be good.


PROPERTIES

     The Company leases approximately 1,700 square feet of office space in Torrance, California for its headquarters and approximately 500 square feet of office space in its Atlanta, Georgia office.

INTELLECTUAL PROPERTY

     OrthAlliance has applied for federal registration of the service mark "OrthAlliance." Management intends to utilize the service mark, as allowed by applicable law, in the Company's marketing and advertising campaigns in order to associate the name OrthAlliance with a reputation for nationwide quality orthodontic care.

LITIGATION AND INSURANCE

     The Company does not have any pending litigation that if adversely determined would have a material adverse effect on the Company. The Allied Practices provide orthodontic services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of orthodontics by the Allied Practices, it could be asserted that the Company should be held liable for malpractice of an Allied Orthodontist.


     The Company maintains liability insurance for itself and it is anticipated that, where permitted by applicable law and insurers, the Company will be named as an additional insured under the policies of the Allied Practices. There can be no assurance that any claims against the Company or any of the Allied Practices will not be successful, or if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable rates.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.


NAME                                              AGE              POSITION WITH THE COMPANY
----                                              ---              -------------------------
Sam Westover....................................  41     President, Chief Executive Officer and
                                                         Director
Robert S. Chilton...............................  39     Chief Financial Officer
P. Craig Hethcox................................  45     Chief Operating Officer
Paul H. Hayase..................................  42     Senior Vice President -- Human Resources,
                                                         General Counsel and Secretary
Randall K. Bennett, D.D.S., M.S.................  41     Director
Douglas D. Durbin, D.M.D., M.S.D................  42     Director(1)
Randall A. Schmidt, D.D.S., M.S.D...............  40     Director(1)
W. Dennis Summers...............................  48     Director(1)
Craig L. McKnight...............................  46     Director(1)
U. Bertram Ellis, Jr............................  43     Director(1)
Jonathan E. Wilfong.............................  48     Chairman of the Board of Directors and
                                                         Consultant


---------------


(1) Dr. Durbin, Dr. Schmidt, Mr. Summers, Mr. McKnight and Mr. Ellis will be elected to serve as Directors immediately preceding consummation of the Acquisitions.


     Sam Westover has served as a Director, President and Chief Executive Officer of OrthAlliance since October 1996. From August 1993 until July 1996, Mr. Westover served as President and Chief Executive Officer of Systemed Inc., a pharmacy benefit management company, where he also served as a Director from July 1992 until February 1997. From January 1993 until August 1993, Mr. Westover served as Senior Vice President, Chief Financial Officer and Treasurer of Wellpoint Health Networks Inc., a health insurance company. Prior to joining Wellpoint, Mr. Westover served as Chief Financial Officer and Senior Vice President, Corporate Financial Services of Blue Cross of California, a position to which he was named in May 1990.

     Robert S. Chilton has served as Chief Financial Officer of OrthAlliance since May 1997. From April 1994 until May 1997, Mr. Chilton served as Vice President/Controller of E & S Ring Management Corporation, a real estate management firm. Mr. Chilton was Controller of Karl Storz Endoscopy-America, Inc., a medical device manufacturer and distributor, from October 1987 until April 1994. Mr. Chilton is a certified public accountant, and from February 1985 to October 1987 was employed by KPMG Peat Marwick.


     P. Craig Hethcox will become Chief Operating Officer of OrthAlliance upon the consummation of the Acquisitions. From January 1997 to the date of the Merger, Mr. Hethcox has served as Chief Executive Officer of USOC. From July 1994 to December 1996, he served as Chief Operating Officer for Equimed, Inc., where he directed the corporate operations for sixty-five ophthalmology, oncology and surgical center entities. From 1988 to June 1994, Mr. Hethcox served as Vice President of Operations for Medical Care America, where he was responsible for the operations of the then largest practice management company with surgical centers. Mr. Hethcox also held senior management positions with Medical Corporation of America, Inc., and Omni Eye Services, Inc., both ophthalmology practice management operations, and was Chief Executive Officer of Lakeside Community Hospital.


     Paul H. Hayase has served as Senior Vice President -- Human Resources, General Counsel and Secretary of OrthAlliance since October 1996. From August 1995 until January 1997, Mr. Hayase served as Vice President -- Human Resources, General Counsel and Secretary of Systemed Inc. Mr. Hayase served as Senior Counsel of Ralphs Grocery Company, a supermarket chain in California, from November 1993 to August 1995. From January 1985 to November 1993, Mr. Hayase served as Senior Vice President, General Counsel of Knapp Communications Corporation, a magazine publishing company.

     Randall K. Bennett, D.D.S., M.S. has served as a Director of OrthAlliance since its inception. He has practiced orthodontics in Salt Lake City, Utah since 1989. He practiced in Beverly Hills, California from 1988 to 1989. Dr. Bennett graduated from Loma Linda University in 1988 with an M.S. degree in orthodontics and from the University of Alberta in 1981 with a D.D.S. degree.



     Douglas D. Durbin, D.M.D. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Acquisitions. Dr. Durbin has served as President of The Kentucky Center for Orthodontics and Dento-Facial Orthopedics, a Founding Practice, since 1983, and manages six practice locations and 20 employees. Dr. Durbin is a member of the American Association of Orthodontists, the American Dental Association and the Kentucky Association of Orthodontists, a Diplomate of the American Board of Orthodontics and has served as Secretary, Treasurer, and President of the Bluegrass Dental Society. Dr. Durbin graduated from the University of Kentucky College of Dentistry with a D.M.D. degree in 1978. He received his M.S.D. and Certificate in Orthodontics from the University of Kentucky College of Dentistry in 1983.



     Randall A. Schmidt, D.D.S., M.S.D. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Acquisitions. Dr. Schmidt has been in the practice of orthodontics since 1983 in northwest Indiana, where he is a co-owner of Orthodontic Affiliates, P.C., a Founding Practice. Dr. Schmidt is a member of the American Association of Orthodontists, American Dental Association and the Indiana Society of Orthodontists. Dr. Schmidt graduated from Indiana University in 1981 with a D.D.S. degree. He received his M.S.D. and Certificate in Orthodontics from Indiana University in 1983.



     W. Dennis Summers has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Acquisitions. Since 1984, Mr. Summers has served as a principal of Roberts, Isaf & Summers, P.C. (and its predecessor by merger), a law firm located in Atlanta, Georgia. Mr. Summers specializes in corporate and business matters.



     Craig L. McKnight has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Acquisitions. Since March 1995, Mr. McKnight has served as Executive Vice President of Magellan Health Services ("Magellan"), which was previously known as Charter Medical Corporation, and since October 1995 Mr. McKnight has also served as Chief Financial Officer of Magellan. From June 1994 to March 1995, Mr. McKnight was the Partner-in-Charge of the Philadelphia Health Care Practice of Coopers & Lybrand, L.L.P. Prior to June 1994, Mr. McKnight was responsible for the Health Care Practice of Coopers & Lybrand, L.L.P. in California.



     U. Bertram Ellis, Jr. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Acquisitions. Since April, 1996, Mr. Ellis has served as President, Chief Executive Officer and Chief Operating Officer of Broadcast Development Corporation. Mr. Ellis has served as Chairman and Chief Executive Officer of IXL Holdings ("IXL"). Mr. Ellis founded and served as President & Chief Executive Officer of Ellis Communications, a media company ("ECI"), from 1993 to 1996. From 1986 until 1992, Mr. Ellis served as the President/Chief Executive Officer/Chief Operating Officer of Act III Broadcasting, a broadcast group of eight Fox-affiliate stations. Mr. Ellis serves as a director on the boards of NOVA Information Systems, Inc., Promus Hotel Corporation, Endeavor Technologies, Inc., First Union National Bank of Georgia and Upper Chattahoochee RiverKeeper.


     Jonathan E. Wilfong has served as Chairman of the Board of Directors of OrthAlliance since May 1997. Mr. Wilfong has served as an executive consultant to OrthAlliance since its inception and has served as consultant to USOC since June 1996. Mr. Wilfong is the founder and a principal of Newfound Capital Associates, an investment banking advisory firm founded in 1996 that specializes in advising high growth businesses on capital formation strategies and acquisition transactions. Mr. Wilfong is a Certified Public Accountant, and from 1983 to 1996 was a partner with Price Waterhouse LLP in Atlanta, Georgia and Greenville, South Carolina.

BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes which consist, as nearly as practicable, of one-third of the total number of directors serving on the Board of Directors. The Board of Directors will have up to nine members and is currently composed of three members and immediately prior to consummation of the Acquisition will increase to eight members, as named herein. The members of each class serve staggered three-year terms following the initial terms of such classes. The initial terms of Class I, Class II and Class III directors expire at the annual stockholders' meetings in 1998, 1999 and 2000, respectively. Dr. Durbin and Mr. Summers will be members of Class I; Dr. Bennett is a member and Dr. Schmidt and Mr. Ellis will be members of Class II; and Messrs. Westover and Wilfong are members and Mr. McKnight will be a member of Class III.


BOARD COMMITTEES

     The Board of Directors has established an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation Committee. Messrs. Westover and Wilfong and Drs. Bennett and Durbin will serve on the Executive Committee. Mr. Wilfong and Dr. Bennett will each serve on the Audit Committee and the Compensation Committee. Messrs. Summers, Westover and Wilfong will serve on the Nominating Committee. The Executive Committee is authorized by the Board of Directors to take all action which may be delegated by the Board of Directors under the DGCL. The Nominating Committee recommends candidates for election to the Company's Board of Directors, examines the performance of incumbent Directors and makes recommendations concerning the retention of such Directors. The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The 1997 Employee Stock Plan and the 1997 Non-Employee Director Stock Plan are administered by the Compensation Committee. The Compensation Committee also has the responsibility for reviewing and approving salaries, bonuses, and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation.

DIRECTOR COMPENSATION

     Members of the Board of Directors are reimbursed for their out-of-pocket expenses for each meeting attended but otherwise serve without cash compensation. The Company has adopted the 1997 Non-Employee Director Stock Plan, pursuant to which each non-employee director (the "Outside Directors") receives an automatic grant to purchase 5,000 shares of Common Stock upon his or her election to the Board and, if serving as an Outside Director following the annual meeting each year, an additional grant for the purchase of 5,000 shares of Common Stock. See "-- Stock Plans -- 1997 Non-Employee Director Stock Option Plan."

EXECUTIVE COMPENSATION

     OrthAlliance was incorporated in October 1996 and did not conduct any operations prior to that time. The Company anticipates that during fiscal 1997 its President and Chief Executive Officer and the three other most highly compensated executive officers who are anticipated to receive annualized compensation in excess of $100,000 will be, respectively, Messrs. Westover, Hethcox, Hayase and Chilton. Their expected annualized base salaries for 1997 are $250,000, $185,000, $165,000 and $135,000, respectively. See "-- Employment
Agreements."

EMPLOYMENT AGREEMENTS

     Prior to the Merger, the Company will enter into employment agreements with Messrs. Westover, Hethcox and Hayase providing for annual base salaries of $250,000, $185,000 and $165,000, respectively, with each person being eligible for a cash bonus of up to 30% of his base salary. Additionally, the agreements provide for the grant of options for the purchase of Common Stock to each of Messrs. Westover, Hethcox and Hayase for 300,000, 100,000 and 75,000 shares of Common Stock, respectively, and such options will vest (i) 20% on the closing of the Offering and (ii) 20% on the anniversary of such date for each of the next four years. These options expire ten years from the date of grant. Each employment agreement contains a provision that if the employee is terminated within a twelve-month period following a change in control of the Company (as defined therein), the Company will pay such person three times the sum of (i) his annual base compensation, (ii) the maximum possible cash bonus for such year, and (iii) any accrued salary, benefits or reimbursements.

     The Company has entered into a letter agreement with Mr. Chilton providing for an annual base salary of $135,000, and a cash bonus of up to 30% of his annualized base salary. Additionally, the Company has granted Mr. Chilton an option for the purchase of 50,000 shares of Common Stock, with a vesting schedule consistent with the vesting schedule for Messrs. Westover, Hethcox and Hayase discussed above.

     All options for the purchase of Common Stock granted to management personnel discussed herein have an exercise price equal to the price of the Common Stock to the public in the Offering.

STOCK PLANS

     OrthAlliance has adopted the 1997 Employee Stock Plan and the 1997 Non-Employee Director Stock Plan (together, the "Stock Plans"). The Company intends to register the shares of Common Stock issuable upon exercise of options granted under the Stock Plans and, upon registration, such shares will be eligible for resale in the public market, subject to applicable rules and regulations of the Securities Act.

     1997 Employee Stock Plan. The Board of Directors has adopted and the stockholder has approved the Company's 1997 Employee Stock Plan (the "Employee Plan"). Awards under the Employee Plan are to be determined by the Compensation Committee and granted to officers and employees of the Company in the form of non-qualified or incentive stock options. The Employee Plan may be terminated by the Board of Directors at any time.

     A total of 1,000,000 shares of Common Stock are reserved for issuance pursuant to the Employee Plan, subject to anti-dilution provisions. As of May 14, 1997, options for the purchase of 600,000 shares of Common Stock had been granted to certain officers of the Company at an exercise price equal to the price to the public in the Offering, which options vest 20% upon the closing of the Offering with the balance vesting 20% on the first through fourth anniversary dates of the date of this Prospectus. These options expire ten years from the date of grant. See "Management -- Employment Agreements."

     1997 Non-Employee Director Stock Option Plan. The Board of Directors has adopted and the stockholder has approved the 1997 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). Awards under this plan are to be granted to non-employee directors ("Outside Directors") of the Company. The plan is intended to allow Outside Directors receiving grants to be Non-Employee Directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company's Stock Plans and, accordingly, is intended to be self-governing with respect to the Outside Directors.


     A total of 200,000 shares of Common Stock are reserved for issuance to the Outside Directors pursuant to the Non-Employee Director Plan. Each person who is elected or appointed as an Outside Director will be automatically granted an option to purchase 5,000 shares of Common Stock at the time of his or her election or appointment. Commencing in 1998, each person who continues to serve as an Outside Director following the annual meeting each year will receive an option to purchase 5,000 shares of Common Stock. Options issued to Outside Directors pursuant to this plan will be non-qualified stock options, and will expire ten years from the date of grant. The exercise price of such options shall be equal to the average closing bid price for the ten trading days before the Company's annual meeting of stockholders for the annual grants and for the ten trading days before election for the initial grants. Options issued to Outside Directors become exercisable on the first anniversary of the date of grant.


     Administration of the Stock Plans. The Employee Plan is administered by the Compensation Committee of the Board of Directors. The Non-Employee Director Plan is intended to be self-governing. With respect to the Employee Plan, the Compensation Committee determines the persons to whom, and the times at which, awards are granted, the types of awards granted, certain amendments to the plan (as permitted) and all other related terms and conditions of the awards, subject to the terms, conditions and limitations set forth therein. Under the Employee Plan, the Compensation Committee must consist of at least two directors, and with respect to grants of options or awards to any persons subject to Section 16 of the Exchange Act, the Compensation Committee must consist of at least two directors who are Non-Employee Directors under Rule 16b-3.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against such officer or director by reason of the fact that he or she is or was a director or officer
(i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Company's Certificate provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) any transaction from which the director derived an improper personal benefit. Pursuant to the Company's Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws obligate the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.

COMPENSATION COMMITTEE INTERLOCKS

     The Company had no Compensation Committee prior to May 1997. Prior thereto, the Board of Directors of the Company, and of USOC and Premier, respectively, determined executive compensation. No executive officer of the Company serves as a member of a compensation committee or as a director of any entity of which any of the Company's directors serve as an executive officer.

                              CERTAIN TRANSACTIONS


     USOC and Premier will complete the Merger prior to the consummation of the Acquisitions of the Founding Practices. The Company was created as a shell corporation to be activated in connection with the Offering. Prior to the Merger, the sole stockholder of the Company held a minority interest in Premier, there were two common investors between USOC and Premier, and there were no common owners between USOC and the Company. USOC and Premier are considered promoters; therefore, the merger will be treated as part of the Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders" transaction with the Founding Practices that will result in carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into an aggregate of 2,250,000 shares of Common Stock and 250,000 shares of Class B Common Stock. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Common Stock and Class B Common Stock issued as consideration in the Merger.



     The directors, executive officers and five percent or greater beneficial owners of the Company will receive total consideration pursuant to the Merger (excluding any consideration that may be received indirectly through POV LLC, as described below) as follows: Mr. Westover, 242,918 shares of Common Stock and 26,991 shares of Class B Common Stock; Mr. Hayase, 40,479 shares of Common Stock and 4,498 shares of Class B Common Stock; Dr. Bennett, 175,438 shares of Common Stock and 19,493 shares of Class B Common Stock; Dr. Durbin, 9,558 shares of Common Stock and 1,062 shares of Class B Common Stock; Dr. Schmidt, 24,214 shares of Common Stock and 2,690 shares of Class B Common Stock; Mr. Wilfong 143,372 shares of Common Stock and 15,930 shares of Class B Common Stock; and Dr. Pickron, 824,686 shares of Common Stock and 91,632 shares of Class B Common Stock.

     Simultaneous with and as a condition to the closing of the Offering, OrthAlliance will close the Acquisitions pursuant to which it will acquire certain operating assets of or the stock of an entity holding certain assets of the 58 separate Founding Practices in exchange for cash and shares of Common Stock and enter into Management Agreements with the Founding Practices. The aggregate consideration to be paid by OrthAlliance to the Founding Practices is approximately $86.0 million, consisting of 6,566,618 shares of Common Stock (assuming an initial public offering price of $11.00 per share, the mid-point of the estimated initial public offering price range) and approximately $13.8 million in cash, all of which is payable upon closing of the Acquisitions. The aggregate consideration to be paid for the Founding Practices will not change; however, the actual number of shares of Common Stock issued to the Founding Practices will increase or decrease depending upon the public offering price of the Common Stock in the Offering. The exact number of shares will be determined by dividing $72.3 million by the price to the public in the Offering. The cash portion of the consideration will be paid from proceeds received by the Company in the Offering. Drs. Bennett, Durbin and Schmidt, all of whom are or will be directors of the Company, and Dr. Pickron, a beneficial owner of more than 5% of the Common Stock following completion the Acquisitions, will receive 178,345, 182,080, 185,015 and 363,091 shares of Common Stock, respectively, and 19,493, 1,062, 2,690 and 93,563 shares of Class B Common Stock, and $490,447, $222,542,
$165,251 and $998,501 in cash, respectively, as a result of the Acquisitions. The consideration that the Company has agreed to pay each of the Founding Practices of Drs. Pickron, Durbin, Schmidt and Bennett under the affiliation agreements was calculated in the same manner as the consideration for each of the other Founding Practices.



     In January 1997, Premier Orthodontic Ventures, LLC, a limited liability company ("POV LLC"), loaned approximately $1 million to Premier, and in connection with the Merger, the promissory note evidencing this debt obligation (the "Premier Note") will become the obligation of OrthAlliance. POV LLC will receive, out of proceeds of the Offering, an aggregate of approximately $1.06 million, which includes repayment of the principal amount of the Premier Note and accrued interest of approximately $50,000. In addition, POV LLC owns 72% of the outstanding common stock of Premier. Dr. Bennett and Messrs. Westover, Hayase and J. Dalton Gerlach, a Senior Vice President - Development of the Company, own Class A membership interests in POV LLC of 33.3%, 44.4%, 11.1% and 11.1%, respectively. Mr. Gerlach owns approximately 19% of the Class B membership interests in POV LLC. In consideration of the redemption of their membership interests in POV LLC, each Class B member will receive his invested amount (which is approximately $1.0 million in the aggregate) plus interest at 6% and a number of shares of Common Stock equal to two times such member's invested amount. The exact number of shares of Common Stock will be determined by the price to the public in the Offering. The Class A members will be entitled to a pro rata distribution of the remaining assets of POV LLC after the interests of the Class B members have been redeemed.



     Premier has succeeded to the obligations of POV LLC with regards to certain letter agreements with each of Messrs. Westover, Hayase and Gerlach which provide that OrthAlliance as the successor to Premier must pay such persons consulting fees of $233,960, $140,376 and $147,897, respectively, upon the closing of the Offering. See "Use of Proceeds."



     USOC entered into a consulting agreement with Newfound Capital Associates ("Newfound") and Newfound's President, Mr. Wilfong. OrthAlliance succeeds to the rights and obligations of USOC under the consulting agreement through the Merger. In addition, Mr. Wilfong entered into a separate consulting agreement with OrthAlliance. Mr. Wilfong agreed to provide financial and general business services to the Company, and the Company has agreed to pay Mr. Wilfong consulting fees of $300,000 for such services, of which $250,000 is payable upon completion of the Offering and will be paid from proceeds received in the Offering. See "Use of Proceeds." The payment of this consulting fee is directly related to the services performed by Mr. Wilfong in connection with the Offering. These fees will be expensed in the second and third quarter of 1997. Pursuant to these consulting agreements and in addition to the consulting fee, the Company issued to Mr. Wilfong (i) 143,372 shares of Common Stock and 15,930 shares of Class B Common Stock, and (ii) warrants to purchase 318,750 shares of Common Stock with an exercise price per share equal to the initial public offering price with respect to 150,000 shares and equal to the initial public offering price net of the underwriting discount with respect to 168,750 shares of Common Stock, exercisable for a five-year term commencing on the date of this Prospectus. Mr. Wilfong will continue to provide consulting services to the Company until the earlier of the termination of the consulting agreements on September 30, 1997 or the occurrence of other specified events. Pursuant to the terms of the stock purchase warrants, Mr. Wilfong has certain incidental registration rights for the registration of the shares of Common Stock underlying the warrants. See "Description of Capital Stock -- Registration Rights."


     USOC entered into a consulting agreement with Premier Management, Inc. ("PMI") and PMI's President, Robert D. Garces. The Company succeeds to the rights and obligations of USOC under the consulting agreement through the Merger. Under his consulting agreement, Mr. Garces has agreed to provide financial and general business services to the Company, and the Company has agreed to pay Mr. Garces a consulting fee of $100,000 for such services, payable upon completion of the Offering and from the proceeds of the Offering. The payment of this consulting fee is directly related to services performed by Mr. Garces in connection with the Offering. These fees will be expensed in the second and third quarter of 1997. In addition to the consulting fee, the Company issued to Mr. Garces (i) 60,535 shares of Common Stock and 6,726 shares of Class B Common Stock, and (ii) a warrant to purchase 56,250 shares of Common Stock with an exercise price equal to the initial public offering price net of the underwriting discount, exercisable for a five-year term commencing on the date of this Prospectus. Mr. Garces will continue to provide services until the earlier of the termination of the consulting agreement on September 30, 1997 or the occurrence of other specified events. Pursuant to the terms of the stock purchase warrant, Mr. Garces has certain incidental registration rights for the registration of the shares of Common Stock underlying the warrants. See "Description of Capital Stock -- Registration Rights."



     USOC entered into an employment agreement with Mr. Hethcox providing for the payment of $18,000 per month and the issuance of warrants to purchase 50,000 shares of USOC's common stock. Mr. Hethcox will have received $108,000 at the time of the Offering. OrthAlliance will assume through the Merger the obligation of USOC to Mr. Hethcox and will issue replacement warrants to purchase 50,000 shares of Common Stock at an exercise price of $0.01 a share, exercisable for a five-year term commencing on the date of this Prospectus.


     Certain of the Allied Orthodontists, including Dr. Schmidt, will receive stock purchase warrants for referring other Allied Orthodontists to the Company. Dr. Schmidt will receive a warrant to purchase 31,600 shares of Common Stock with an exercise price per share equal to the initial public offering price, exercisable for a five-year term commencing on the date of this Prospectus.

     At the direction of the Company's executive officers, certain Allied Orthodontists may be paid fees for: (i) preparing educational and seminar materials for the Company, (ii) consulting with other Allied Orthodontists on matters requested by management, (iii) identifying and performing due diligence on additional orthodontic practices which may affiliate with the Company, and
(iv) other matters requested from time to time by management in the normal course of operating the Company's business. It is not presently known by management which Allied Orthodontists will be requested to perform such services in the future and, therefore, management does not know the amount of fees or the Allied Orthodontists to whom such fees may be paid.

     Dr. Pickron received cash compensation from USOC in 1996 totalling $150,000 for serving as its Chief Executive Officer.


     The following table provides certain information concerning the Founding
Practices:



                                                                       CONSIDERATION TO BE RECEIVED:
                                                      DEBT AND     --------------------------------------
                                     ASSETS TO BE    LIABILITIES       CASH        VALUE OF     NUMBER OF
FOUNDING PRACTICE:                  CONTRIBUTED(1)     ASSUMED     DISTRIBUTION    SHARES(2)    SHARES(2)
------------------                  --------------   -----------   ------------   -----------   ---------
Sammy A. Caves, D.M.D., P.C. .....    $  177,529      $   20,842   $   648,451    $ 2,593,805     235,800
Keith S. Crawford, D.M.D.,
  P.C. ...........................       (40,680)          8,382             0        859,442      78,131
Michael J. DeVito, D.D.S.,
  P.A. ...........................       224,056               0       100,000        730,366      66,397
Douglas D. Durbin, D.M.D., M.S.D.,
  P.S.C. .........................       410,435          55,432       222,542      2,002,880     182,080
Daniel J. Enger, Jr., D.D.S.,
  P.A. ...........................       166,258          13,145        50,000        835,973      75,998
Rodeffer & Garner, D.D.S.,
  P.A. ...........................       264,080         105,105             0      1,930,440     175,495
Frederick A. Ghiz, D.D.S., M.S.,
  P.C. ...........................       136,148          95,000       123,282        493,129      44,830
Paul J. Giorgetti, D.D.S.,
  P.A. ...........................        21,069          11,260        83,862        335,450      30,495
John Goode, D.D.S. ...............        (5,160)         45,745       215,825        863,299      78,482
Michael D. Goodwin, D.D.S., M.S.,
  Professional Corporation........       140,019          87,104       119,436        477,746      43,431
Jack L. Green, Jr., D.D.S.,
  P.A. ...........................          (267)         15,266             0      1,260,673     114,607
Griffin Orthodontics, P.C. .......       140,291          64,415       195,647        782,587      71,144
Donald R. Halliburton, D.D.S.,
  P.C.............................        69,047               0       340,555      1,362,219     123,838
John E. Horvath, D.D.S., P.C......        58,986          16,919       196,286        785,142      71,377
Gary S. Jacobs, D.D.S., P.A.......        15,569           2,000        77,344        696,099      63,282
Stuart Kimmel, D.D.S., P.A........        72,337          32,390       215,299        861,195      78,290
Don E. Lahrman, D.D.S., M.S.D.,
  Inc.............................        (6,488)         50,089       132,183        528,731      48,066
Causey C. Lee, D.D.S., P.A........       200,791          10,826       180,593        722,373      65,670
Robert P. Lorentz, D.D.S., M.S.,
  P.A.............................         7,819          19,973       230,031        920,124      83,648

                                                                       CONSIDERATION TO BE RECEIVED:
                                                      DEBT AND     --------------------------------------
                                     ASSETS TO BE    LIABILITIES       CASH        VALUE OF     NUMBER OF
FOUNDING PRACTICE:                  CONTRIBUTED(1)     ASSUMED     DISTRIBUTION    SHARES(2)    SHARES(2)
------------------                  --------------   -----------   ------------   -----------   ---------
George T. Mitchell, D.D.S.,
  P.C.............................        23,423           4,283       140,535        562,141      51,104
Winston C. Morris, D.M.D., P.A....       102,240          37,270       177,912        711,650      64,695
R. O. Parsons, D.M.D., M.S.D.,
  P.C.............................       656,840          33,418       633,223      2,532,891     230,263
Ben B. Pence, D.M.D., P.C.........         9,940          28,355       292,378      1,169,513     106,319
Ronald G. Philipp, D.M.D., P.A....         4,360          38,291        77,306        695,751      63,250
Dr. R. N. Pickron, P.C............     1,354,561         387,619     1,288,388      5,153,553     468,505
Richard L. Rothstein, D.M.D.,
  P.A.............................       230,596          18,624       240,764        963,057      87,551
Thomas G. Rykovich, D.D.S.,
  P.C.............................          (855)         20,453        76,690        690,214      62,747
Victor S. Sands, D.D.S., P.C......         1,390           9,474       593,084      2,372,337     215,667
OA Equipment, Inc.................       437,275         129,335       324,022      3,990,512     362,774
Gregory P. Scott, D.D.S., P.A.....        17,268           9,753       144,527        818,984      74,453
ABS, P.C..........................        82,617           3,584       176,615        706,460      64,224
Gerald N. Smernoff, D.D.S.,
  Ltd.............................        99,601               0       268,228      1,072,913      97,538
Douglas E. Smith, D.D.S., P.C.....       226,740          27,044       416,366      1,665,465     151,406
D. B. Snead, D.M.D., P.A..........       (40,748)         83,127       142,624        570,495      51,863
Gilbert H. Snow, D.D.S., Inc......       126,846          33,332       624,200      2,496,799     226,982
Mark D. Thebaut, D.D.S., P.C......        55,246          36,317       162,423        692,434      62,949
Trawick Orthdontic Center, P.A....        52,593          15,664             0      1,178,687     107,153
Baron V. Whateley, D.D.S., M.S.,
  P.C.............................         2,778          19,442       118,257        473,027      43,002
Mark A. Yaffey, D.D.S., P.A.......        76,053          68,606       193,084        772,336      70,212
Goldstein, Yurfest & Burns,
  D.D.S., P.C.....................       217,691           6,745       246,733        986,933      89,721
Randall K. Bennett, D.D.S., M.S...        11,463          13,946       490,447      1,961,790     178,345
Kenneth Brehnan, D.D.S............       (47,077)         18,575       335,548      1,342,192     122,017
John W. Bryant, D.D.S., A
  Professional Corporation........       (21,017)              0       142,053        568,215      51,656
Raymond Fortson, D.D.S............        73,069          30,568             0      1,579,444     143,586
Joseph W. Gray, D.D.S., M.S.,
  Inc.............................      (104,616)         42,079       364,574      1,458,297     132,572
Gregg G. Hipple, D.D.S., M.S.,
  Ltd.............................       (96,338)              0             0      2,301,200     209,200
Robert E. Hirschfield, D.D.S.,
  P.A.............................       156,438          44,300       418,714      1,674,855     152,260
Joseph C. Jackson, Jr., D.D.S.,
  P.A.............................       209,382           6,544       213,603        854,411      77,674
Orthodontic Associates............        23,966          23,966       311,844      1,247,375     113,398
Joel Martinez, D.D.S., Inc........       183,505          28,599       302,855      1,211,420     110,129
B. C. McConnell, Jr., D.D.S.,
  P.A.............................       172,999          49,965       287,017      1,148,068     104,370
Raymond A. McLendon, D.D.S.,
  P.C.............................       250,940          33,523             0        484,098      44,009
Brian J. Nettleman, D.D.S.........       (19,335)         25,543       281,345      1,125,379     102,307
Robert C. Penny, D.D.S., M.S.,
  Inc.............................        10,251          16,904       232,415        929,662      84,515
A. Paul Serrano, D.D.S., P.C......        86,519          64,322       470,048      1,880,193     170,927
Lesley O. Starnes, D.D.S., M.S....        67,946          21,174       211,628        846,511      76,956
Keith J. Stewart, D.D.S., P.C.....        (5,487)         39,885             0      1,178,627     107,148
Cary A. Williams, D.M.D., P.A.....       (91,305)         20,829       280,809      1,123,237     102,114
                                      ----------      ----------   -----------    -----------   ---------
          Total...................    $6,649,597      $2,145,351   $13,811,597    $72,232,799   6,566,618
                                      ==========      ==========   ===========    ===========   =========


---------------


(1) Assets to be contributed reflects the historical book value of the assets of each practice, including their patient receivable balance, net of prepayments as of December 31, 1996.


(2) Assumes an initial Offering price of $11.00, the mid-point of the estimated initial public offering price range.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock and Class B Common Stock as of the date of this Prospectus, and as adjusted to reflect the consummation of this Offering, by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock or Class B Common Stock, (ii) each director and named executive officer of the Company and
(iii) all directors and executive officers of the Company as a group.



                                                                                    SHARES OF      PERCENT OF
                             SHARES OF            PERCENT OF COMMON STOCK            CLASS B        CLASS B
                            COMMON STOCK            BENEFICIALLY OWNED             COMMON STOCK   COMMON STOCK
                            BENEFICIALLY   -------------------------------------   BENEFICIALLY   BENEFICIALLY
NAME                        OWNED(1)(2)    PRIOR TO OFFERING(2)   AFTER OFFERING      OWNED          OWNED
----                        ------------   --------------------   --------------   ------------   ------------
Sam Westover..............     242,918              2.8%                2.1%          26,991          10.8%
Robert S. Chilton.........          --               --                  --               --            --
P. Craig Hethcox(3).......           *                *                   *               --            --
Paul H. Hayase............           *                *                   *            4,498           1.8
Dr. Randall K. Bennett....     353,783              4.0                 3.1           19,493           7.8
Dr. Douglas D. Durbin.....     191,638              2.2                 1.7                *             *
Dr. Randall A.
  Schmidt(4)..............     240,829              2.7                 2.1            2,690           1.1
W. Dennis Summers.........          --               --                  --               --            --
Jonathan E. Wilfong(5)....     462,122              5.1                 3.9           15,930           6.4
Dr. Robert N.
  Pickron(6)..............   1,187,777             13.5                10.4           91,632          36.7
Craig L. McKnight.........          --               --                  --               --            --
U. Bertram Ellis, Jr......          --               --                  --               --            --
All directors and
  executive officers as a
  group (12 persons)......   1,699,456             14.7                14.4           83,741          33.5


---------------


  * Less than one percent of the outstanding class of common stock.

(1) Unless otherwise indicated, each of the stockholders listed has sole voting and investment power with respect to the shares of Common Stock or Class B Common Stock beneficially owned by such stockholder. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of ownership of the option holder. The address of all persons listed, except Mr. Wilfong and Dr. Pickron, is 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505 unless otherwise indicated.
(2) Reflects the consummation of the Merger.

(3) Includes 50,000 shares of Common Stock subject to the exercise of a warrant.


(4) Includes warrants for the purchase of 31,600 shares of Common Stock.


(5) The business address of Mr. Wilfong is 536 Manor Ridge Drive, N.W., Atlanta, Georgia 30305. Includes 318,750 shares of Common Stock subject to the exercise of warrants.


(6) The business address of Dr. Pickron is 3294 Medlock Bridge Road, Building A, Norcross, Georgia 30092. Includes an aggregate of 170,000 shares held in separate trusts by a third party trustee for the benefit of each of Dr. Pickron's children and a niece. Dr. Pickron disclaims beneficial ownership of the 170,000 shares held in such trusts.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary is based upon OrthAlliance's Certificate and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Pursuant to the Certificate, the Company has authority to issue 90,250,000 shares of capital stock, consisting of 70,000,000 shares of Common Stock, par value $.001 per share, 250,000 shares of Class B Common Stock, par value $.001 per share, and the Board of Directors of the Company has authority (without action by the stockholders) to issue 20,000,000 shares of preferred stock, par value $.001 per share, in one or more classes or series and to determine the voting rights, preferences as to dividends and in liquidation, and conversion and other rights of each such series (the "Preferred Stock"). As of the completion of the Merger and the Acquisitions, there will be 8,816,618 shares of Common Stock and 250,000 shares of Class B Common Stock issued and outstanding. The Company has no current plans to issue any shares of Preferred Stock.


     The rights of the holders of Common Stock and Class B Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of Preferred Stock; accordingly, rights conferred on holders of Preferred Stock that may be issued in the future under the Certificate may have a material adverse effect on the rights of holders of Common Stock and Class B Common Stock.

COMMON STOCK AND CLASS B COMMON STOCK

     The Common Stock and the Class B Common Stock and the rights, powers and limitations thereof are identical, except as described below.


     Voting Rights. Each holder of shares of Common Stock and Class B Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, share-for-share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings, to cast one vote for each outstanding share of Common Stock or Class B Common Stock so held upon any matter properly considered and acted upon by the stockholders, voting together as a single class, except as otherwise required by law.



     Liquidation Rights. In the event of any dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith as to the distribution of assets (including the Class B Common Stock), shall be entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock and the Class B Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.


     Dividends. Dividends may be paid on the Common Stock and the Class B Common Stock and on any class or series of stock entitled to participate therewith as to dividends, but only when and as declared by the Board of Directors. Holders of Common Stock and Class B Common Stock will participate as one class with respect to any dividends declared and paid on the Common Stock.

     Other Rights. The Certificate does not give holders of Common Stock preemptive or other subscription or conversion rights. Shares of Class B Common Stock are subject to the conversion provisions described below. The shares of Class B Common Stock are not transferable, except to a holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such persons or as determined by will or the laws of descent.


     Conversion Rights of Class B Common Stock. Each share of Class B Common Stock shall automatically convert into Common Stock (i) at the ratio of six shares of Common Stock for each share of Class B Common Stock upon the attainment of the Conversion Prices or (ii) if not converted pursuant to subparagraph (i), on a one-for-one basis upon the sixth anniversary of the date of this Prospectus. The shares of Class B Common Stock convertible pursuant to subparagraph (i) above will convert in five increments of up to 50,000 shares of Class B Common Stock (20% of the total number of shares of Class B Common Stock issued) upon the attainment of each of the five specified Conversion Prices. Upon each such conversion, each holder of Class B Common Stock will be deemed to have converted a pro rata share of such Class B Common Stock then outstanding. The Conversion Prices shall be established at premiums to the initial public offering price, and will be deemed to have been achieved at the end of the trading day on which the average closing price of the Common Stock for the preceding 20 consecutive trading days exceeds such Conversion Price. The closing prices will be those reported on the Nasdaq National Market, or such other reported over-the-counter market or an exchange, as applicable. The initial Conversion Price is equal to 150% of the price to public in the Offering, and each of the subsequent Conversion Prices is equal to 120% of the preceding Conversion Price. Therefore, assuming the price to public in the Offering is the mid-point of the estimated initial public offering price range ($11.00), the five Conversion Prices at which up to 50,000 shares of the outstanding Class B Common Stock shall be automatically converted to Common Stock are $16.50, $19.80, $23.76, $28.51 and $34.22, respectively. Upon each conversion, all fractional shares shall be paid in cash based upon the 20 consecutive trading day average closing price. In the event that there are any shares of Class B Common Stock outstanding on the sixth anniversary of the date of this Prospectus, all such shares shall automatically convert into an equal number of shares of Common Stock. The holders of the Class B Common Stock may convert each share of Class B Common Stock into one share of Common Stock at any time after 180 days from the date of this Prospectus but prior to the sixth anniversary date of this Prospectus.


PREFERRED STOCK


     The Certificate authorizes the Board of Directors, from time to time and without any stockholder action or approval, to provide for the issuance of up to 20,000,000 shares of Preferred Stock, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board of Directors has not provided for the issuance of any series of such Preferred Stock, and there are no agreements or understandings for the issuance of any such Preferred Stock. Because of its broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of Common Stock and Class B Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company.


WARRANTS


     Warrants for the purchase of 602,500 shares of Common Stock have been issued and are outstanding or will be issued pursuant to the Merger. The exercise price per share pursuant to each of the warrants is equal to (i) the initial public offering price in the Offering, (ii) the initial public offering price net of underwriting discount, or (iii) $0.01 per share. For a more detailed discussion of such warrants, see "Certain Transactions" and "Underwriting."


REGISTRATION RIGHTS


     The Founding Practices have contracted to receive shares of Common Stock upon the closing of the Acquisitions pursuant to the terms and conditions of the acquisition agreements between OrthAlliance and each Founding Practice. Such agreements set forth certain incidental registration rights for the Founding Practices, whereby the Company is obligated to use reasonable efforts to register shares issued as consideration to a Founding Practice if the Company initiates a public offering and files a registration statement in connection therewith anytime within 24 months of the closing of the acquisition of the operating assets or capital stock of the Founding Practice; provided, however, that such registration rights are subject to any terms, conditions or limitations required by any underwriter retained by the Company in connection with such underwritten public offering, and such registration rights may not be exercised in connection with a registration statement filed by the Company in connection with the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company. Each Founding Practice shall bear its proportionate share of underwriters' commissions and discounts, and shall bear the costs and fees of attorneys and accountants it retains.


     The holders of shares of Common Stock issued upon the exercise of the warrants issued to Mr. Wilfong, Mr. Garces and J. C. Bradford & Co. (the "Registration Rights Warrants") have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register such shares if the Company initiates a public offering and files a registration statement in connection therewith after the date of this Prospectus, excluding the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company. The fees and costs of any registration of Common Stock issued pursuant to the exercise of the Registration Rights Warrants will be borne by the Company.


CERTAIN PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW


     Classification of Board of Directors. The Certificate and the Bylaws of the Company divide the Board of Directors into three classes, designated Class I, Class II and Class III, respectively, each class to be as nearly equal in number as possible. The terms of Class I, Class II and Class III directors will expire at the 1998, 1999 and 2000 annual meetings of stockholders, respectively, and in all cases directors elected will serve until their respective successors are elected and qualified. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose terms then expire, with each director so elected to serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors elected stand for election only once in three years.


     Additional Directorships, Vacancies and Removal of Directors. The Bylaws of the Company provide that the Board of Directors shall consist of up to nine members. The Certificate and the Bylaws authorize the Board of Directors to create additional directorships and abolish any vacant directorships. Newly-created directorships and vacancies may be filled by a majority of directors then in office to hold office until the next annual meeting of stockholders, and until their successors shall be elected and qualified. In addition, in accordance with the DGCL provisions pertaining to a company whose Board of Directors is classified, the Company's Certificate and Bylaws provide that directors may be removed only for cause by vote of the holders of a majority of the shares entitled to vote at an election of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws require an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or the Nominating Committee thereof, of candidates for election as directors (the "Nomination Procedure"), as well as for other stockholder proposals to be considered at annual stockholders' meetings. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director generally must be given not less than 120 nor more than 150 days prior to the anniversary of the date notice of the annual meeting of stockholders was given in the preceding year and must contain: (i) the name and record address of the stockholder who intends to make the nomination; (ii) the name, age and residence address of the nominee; (iii) the principal occupation or employment of the nominee; (iv) the class, series and number of shares held of record, beneficially and by proxy, by the stockholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice; and (v) such other information relating to the nominee proposed by such stockholder as is required to be included if the Company is then subject to Regulation 14A under the Securities Exchange Act of 1934, including the written consent of each nominee to be named in the proxy statement and to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Similar advance notice must be given of any other proposed business which a stockholder proposes to bring before an annual meeting of stockholders. Such notice must contain (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy by the stockholder as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) in connection with the proposing of such business by the stockholder, and (v) any material interest of the stockholder in such business. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters. Although the advance notice provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations or proposals for action by the Company, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the Bylaws are not followed and the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Statutory Business Combination Provision. Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Anti-takeover Effects. The foregoing provisions of the Certificate and Bylaws and DGCL could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the continuity and stability of the Board of Directors and the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are also designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions may discourage third parties from making tender offers for the Company's shares. As a result, the market price of the Common Stock may not benefit from any premium that might occur in anticipation of a potential or actual change in control. Such provisions also may have the effect of preventing changes in the management of the Company.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is NorWest Shareowner Services.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has not been any public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of the Offering, the Company will have 11,416,618 shares of Common Stock and 250,000 shares of Class B Common Stock outstanding. Of these shares, the 2,600,000 shares of Common Stock (2,990,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction or limitation under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which may generally be sold only in compliance with Rule 144).

     The Founding Practices have contracted to receive 6,566,618 shares of Common Stock (assuming an initial public offering price of $11.00) upon the closing of the Acquisitions in consideration for certain assets of the Founding Practices and entering into Management Agreements. Such shares have incidental registration rights pursuant to the purchase and sale agreements between the Founding Practices and OrthAlliance, whereby the Company is obligated to use reasonable efforts to register shares issued as consideration to a Founding Practice if the Company undertakes a public offering and files a registration statement in connection therewith any time within 24 months of the closing of the acquisition of the operating assets of the Founding Practice; provided, however, that such registration rights are subject to any terms, conditions and limitations required by any underwriter retained by the Company in connection with such underwritten public offering, and such registration rights may not be exercised in connection with registration statements filed by the Company in connection with the registration of shares issued pursuant to (i) employee stock purchase or option plans or (ii) any acquisition or proposed acquisition by the Company.



     The shares of Common Stock received by the Founding Practices, the remaining 2,250,000 issued and outstanding shares of Common Stock and the 250,000 issued and outstanding shares of Class B Common Stock are deemed "restricted shares" under Rule 144 since they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration provisions of the Securities Act. The holders of restricted shares will not be eligible to sell such shares pursuant to Rule 144 until the expiration of one year from the date such restricted shares were acquired. Additional restrictions on transferability apply to shares of Class B Common Stock. See "Description of Capital Stock -- Common Stock."



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted shares have been fully paid for and held for at least one year from the date of issuance by the Company may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of Common Stock (114,166 shares based on the number of shares to be outstanding after the Offering) or the average weekly trading volume of the Common Stock in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to the availability of current public information concerning the Company. After two years have elapsed from the date of issuance of restricted shares by the Company, such shares generally may be sold without limitation by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling restricted shares for which they have fully paid must nonetheless comply with the above restrictions applicable to restricted shares, notwithstanding the holding period.


     All of the Founding Practices and the Company's officers, directors and five percent (5%) or greater stockholders have agreed to enter into lock-up agreements (the "Lock-up Agreements") generally providing that for a period of 365 days after the date of this Prospectus, they will not, except for the exercise of stock options pursuant to the Stock Plans, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them without the prior written consent of J.C. Bradford & Co. Similarly, the Company has agreed generally that, for a period of 365 days after the date of this Prospectus, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under the Stock Plans and issue shares of Common Stock upon the exercise of options previously granted.


     In addition to the restricted shares outstanding upon completion of the
Offering and the Acquisitions, all of the approximately           shares of
Common Stock which may be acquired upon the exercise of vested stock options within 365 days following the date of this Prospectus (collectively, the "Option Shares") are subject to the Lock-up Agreements but may be eligible for resale following the expiration of the Lock-up Agreements (subject, in the case of affiliates, to certain limitations) pursuant to Rule 701 under the Securities Act or a Form S-8 registration statement to be filed by the Company under the Securities Act. See "Management -- Stock Plans." In addition, all of the approximately 602,500 shares of Common Stock that may be acquired upon the exercise of warrants (including the Bradford Warrant) will be deemed restricted securities and may be eligible for resale pursuant to Rule 144. Shares issuable upon the exercise of such warrants have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register such shares if the Company undertakes an underwritten public offering and files a registration statement in connection therewith after the date of this Prospectus, excluding the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company.

     The Company intends to file a registration statement on Form S-8 to register all shares of Common Stock issuable under the Company's stock option plans, as soon as practicable after the date of this Prospectus, and the Company's Form S-8 is expected to become effective immediately upon filing. Shares covered by such registration statement will be eligible for sale in the public market after the effective date of such registration statement and following the expiration of the Lock-up Agreements, subject to Rule 144 limitations applicable to affiliates of the Company. See "Management -- Stock Plans."


     In addition, the Company has filed a registration statement with respect to 2,500,000 shares of Common Stock under the Securities Act for use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale. The Company anticipates that the agreements entered into in connection with its future acquisitions will restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., L.L.C. ("Bradford") as representative of the several Underwriters (the "Representative"), have agreed, severally, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names.


                                                              NUMBER OF
NAME OF UNDERWRITER                                            SHARES
-------------------                                           ---------
J.C. Bradford & Co..........................................

                                                               -------
          Total.............................................
                                                               =======


     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representative of the Underwriters that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers, who may include the Underwriters, at the
public offering price less a selling concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to certain other brokers or dealers. After
the Offering, the public offering price and such concessions may be changed by the Representative. The Representative has informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.


     The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to an aggregate of 390,000 additional shares of Common Stock to cover over-allotments, if any. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 2,600,000 shares of Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 2,600,000 shares are being offered.


     Subject to applicable limitations, the Underwriters, in connection with the Offering, may place bids for or make purchases of the Common Stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain, or otherwise affect the price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the Common Stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with the Offering.

     Upon the purchase by the Underwriters of the Common Stock being offered hereby, the Company has agreed to sell to Bradford for a purchase price of $0.01 per underlying share of Common Stock, the Bradford Warrant to purchase up to 87,500 shares of Common Stock at an exercise price per share equal to the higher of the initial public offering price or the closing bid price of the first trading day after the date of this Prospectus. The warrant exercise price has been determined by negotiation between the Company and Bradford as to be within the Conduct Rules of the National Association of Securities Dealers, Inc. and various state authorities. The Bradford Warrant has a term of five years from the effective date of the Offering, is non-transferrable, and is not exercisable until the earlier of a subsequent public offering of the Common Stock or 24 months after the date of this Prospectus. In any event, the shares underlying the Bradford Warrant may not be sold, assigned or hypothecated by Bradford or related parties for a period of one year from the effective date of the Offering except to partners of Bradford. The terms upon which the Company will be able to obtain additional equity capital may be adversely affected since Bradford can be expected to exercise or exchange them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Bradford Warrant. Any profit realized by Bradford on the sale of the underlying shares of Common Stock may be deemed additional underwriting compensation. For a discussion of the registration rights associated with the Bradford Warrant, see "Description of Capital
Stock -- Registration Rights."


     The Company intends to apply for listing of the Common Stock on the Nasdaq National Market. Prior to this Offering, there has been no public market for the Common Stock. The Offering price has been determined by negotiation among the Company and the Representative. In determining such price, consideration was given to, among other things, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. Additionally, consideration was given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies. Bradford intends to act as a market maker with regard to the Common Stock.

     Pursuant to the Lock-up Agreements, all of the Company's officers and directors and 5% or greater stockholders have agreed with the Representative that they will not, except for the exercise of stock options pursuant to the Stock Plans described in this Prospectus, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into, or exchangeable or exercisable for, Common Stock owned by them for a period of 365 days following the date of this Prospectus, without the prior written consent of Bradford. Similarly, the Company has agreed generally that, for a period of 365 days after the date of this Prospectus, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under its Stock Plans and issue shares of Common Stock upon the exercise of options previously granted. Bradford may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-up Agreements. After such 365-day period, such persons will be entitled to sell, distribute or otherwise dispose of the Common Stock or options to acquire Common Stock, subject to the provisions of applicable securities laws. See "Shares Eligible for Future Sale."

     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS


     The validity of the shares of Common Stock and Class B Common Stock are being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, special securities counsel to the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Bass, Berry & Sims PLC, Nashville, Tennessee.


                                    EXPERTS

     The financial statements of Premier Orthodontic Group, Inc., US Orthodontic Care, Inc. and OrthAlliance, Inc. as of December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement, on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov. In addition, the Company will make application for the Common Stock to be listed for trading on the Nasdaq National Market. Upon listing, periodic reports, proxy material and other information concerning the Company, when filed, may be inspected at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent public accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Pro Forma Combined Financial Statements...........   F-2
  Unaudited Pro Forma Combined Balance Sheet as of March 31,
     1997...................................................   F-3
  Unaudited Pro Forma Combined Statement of Operations for
     the Three Months Ended March 31, 1997..................   F-4
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended December 31, 1996.......................   F-5
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-6
OrthAlliance, Inc.
  Report of Independent Public Accountants..................   F-8
  Balance Sheets as of December 31, 1996 and March 31,
     1997...................................................   F-9
  Statements of Stockholders' Equity For the Period From
     Inception (October 21, 1996) to December 31, 1996 and
     for the Three Months Ended March 31, 1997..............  F-10
  Notes to Financial Statements.............................  F-11
US Orthodontic Care, Inc.
  Report of Independent Public Accountants..................  F-13
  Balance Sheets as of December 31, 1996 and March 31,
     1997...................................................  F-14
  Statements of Operations For the Period From Inception
     (February 7, 1996) to December 31, 1996 and for the
     Three Months Ended March 31, 1997......................  F-15
  Statements of Shareholders' (Deficit) Equity For the
     Period From Inception (February 7, 1996) to December
     31, 1996 and for the Three Months Ended March 31,
     1997...................................................  F-16
  Statements of Cash Flows For the Period From Inception
     (February 7, 1996) to December 31, 1996 and for the
     Three Months Ended March 31, 1997......................  F-17
  Notes to Financial Statements.............................  F-18
Premier Orthodontic Group, Inc.
  Report of Independent Public Accountants..................  F-23
  Balance Sheets as of December 31, 1996 and March 31,
     1997...................................................  F-24
  Statements of Operations For the Period From Inception
     (November 26, 1996) to December 31, 1996 and for the
     Three Months Ended March 31, 1997......................  F-25
  Statements of Changes in Owners' Deficit For the Period
     From Inception (November 26, 1996) to December 31, 1996
     and for the Three Months Ended March 31, 1997..........  F-26
  Statements of Cash Flows For the Period From Inception
     (November 26, 1996) to December 31, 1996 and for the
     Three Months Ended March 31, 1997......................  F-27
  Notes to Financial Statements.............................  F-28

                               ORTHALLIANCE, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     Simultaneously with and as a condition to the closing of the proposed public offering (the "Offering"), OrthAlliance, Inc. ("OrthAlliance") will acquire certain operating assets of separate orthodontic practices (collectively, the "Founding Practices") in exchange for cash and shares of Class A common stock, $.001 par value per share (the "Common Stock") and enter into long-term management or consulting services agreements with the Founding Practices (the "Acquisitions"). The number of shares of Common Stock issued in the Acquisitions will depend on the Offering price of the Common Stock. As a result of the merger of Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") with and into OrthAlliance, effective prior to the closing of the Offering (the "Merger"), OrthAlliance succeeds to the rights of Premier and USOC under agreements with the Founding Practices. USOC and Premier will be merged with and into OrthAlliance prior to the Acquisitions with the Founding Practices. OrthAlliance was created as a shell corporation to become activated in connection with the Offering. Prior to the Merger, the sole stockholder of OrthAlliance held a minority interest in Premier. There were two common investors between USOC and Premier, and there were no common owners between USOC and OrthAlliance. USOC and Premier are considered promoters; therefore, the Merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders" as will the transactions with the Founding Practices. As a result, these transactions will result in the carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into shares of Class A common stock and shares of Class B common stock. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Class A common stock and Class B common stock issued as consideration in the Merger.



     The following unaudited pro forma combined financial statements give effect to the Merger and the Acquisitions, and are based upon the historical financial statements of OrthAlliance, Premier, USOC, and the Founding Practices as a group.



     The Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 1997 and the year ended December 31, 1996 gives effect to the Merger and the Acquisitions as if such events had occurred on January 1, 1996. The Unaudited Pro Forma Combined Balance Sheet gives effect as if such events had occurred on March 31, 1997. The unaudited pro forma combined financial statements should be read in conjunction with other financial information, including the financial statements of USOC, Premier and OrthAlliance, included elsewhere in this Prospectus.



     The Company will not employ orthodontists or control the practice of orthodontics. As the Company will not be acquiring the future patient revenues earned by the Founding Practices, the Acquisitions are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the Acquisitions will be accounted for at the historical cost basis with the shares of common stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed.



     The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisitions had been consummated on the dates indicated, nor are they necessarily indicative of the future operating results of the Company. The unaudited pro forma combined financial information does not give effect to: (1) cost savings or integration which may result from the Acquisitions; (2) acquisitions of practices which would have occurred during the year; or (3) the Offering (including net proceeds and cash payments to the Founding Practices) which will occur simultaneously with the Acquisitions.

                               ORTHALLIANCE, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                            COMBINED                      PRO
                                                                            FOUNDING     PRO FORMA       FORMA
                                          ORTHALLIANCE    USOC    PREMIER   PRACTICES   ADJUSTMENTS     COMBINED
                                          ------------   ------   -------   ---------   -----------     --------
                                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............     $   --      $  315    $ 896     $ 3,743     $ (3,743)(1)   $ 1,211
  Patient receivables, net..............         --          --       --       4,599           --         4,599
  Unbilled patient receivables, net.....         --          --       --       2,879           --         2,879
  Deferred income taxes.................         --          --       --          --        1,250(2)      1,250
  Other current assets..................         --           2       --       2,169       (1,736)(1)       435
                                             ------      ------    -----     -------     --------       -------
         Total current assets...........         --         317      896      13,390       (4,229)       10,374
  Property, equipment and improvements,
    net.................................         --          30       24       5,594       (2,798)(1)     2,850
  Other assets..........................         --          --        5       1,112       (1,112)(1)         5
                                             ------      ------    -----     -------     --------       -------
         Total assets...................     $   --      $  347    $ 925     $20,096     $ (8,139)      $13,229
                                             ======      ======    =====     =======     ========       =======

                                             LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Amounts drawn in excess of cash.......     $   --      $   --    $  --     $   223     $   (223)(1)   $    --
  Accounts payable and other current
    liabilities.........................         --         303      518         650         (650)(1)       821
  Patient prepayments...................         --          --       --       1,890           --         1,890
  Deferred income taxes.................         --          --       --          --          215(2)        215
  Current portion of long-term debt.....         --          --       --       1,849          947(1)      2,796
                                             ------      ------    -----     -------     --------       -------
         Total current liabilities......         --         303      518       4,612          289         5,722
  Long-term debt, less current
    portion.............................         --          --    1,000       3,218       (3,218)(1)     1,000
                                             ------      ------    -----     -------     --------       -------
         Total liabilities..............         --         303    1,518       7,830       (2,929)        6,722
                                             ------      ------    -----     -------     --------       -------
STOCKHOLDERS' EQUITY
  OrthAlliance, Inc.:
    Class A Common Stock
      $.001 par value; 70,000,000 shares
         authorized, one share issued
         and outstanding and 8,816,618
         issued and outstanding pro
         forma..........................         --          --       --          --           --            --
    Class B Common Stock
      $.001 par value; 250,000 shares
         authorized, no shares issued
         and outstanding and 250,000
         issued and outstanding pro
         forma..........................         --          --       --          --           --            --
    Additional paid-in capital..........         --          --       --          --        6,021(1)     10,178
                                                                                            1,035(2)
                                                                                            3,122(3)
    Warrants............................         --          --       --          --          590(3)        590
    Accumulated deficit.................         --          --       --          --       (4,261)(3)    (4,261)
  US Orthodontic Care, Inc.:
    Common Stock; no par value,
      10,000,000 shares authorized,
      2,471,714 shares issued and
      outstanding.......................         --          --       --          --           --            --
    Additional paid-in capital..........         --       3,122       --          --       (3,122)(3)        --
    Warrants............................         --         590       --          --         (590)(3)        --
    Accumulated deficit.................         --      (3,668)      --          --        3,668(3)         --
  Premier Orthodontic Group, Inc.:
    Accumulated deficit.................         --          --     (593)         --          593(3)         --
  Combined Founding Practices' Equity...         --          --       --      12,266      (12,266)(1)        --
                                             ------      ------    -----     -------     --------       -------
         Total stockholders' equity.....         --          44     (593)     12,266       (5,210)        6,507
                                             ------      ------    -----     -------     --------       -------
         Total liabilities and
           stockholders' equity.........     $   --      $  347    $ 925     $20,096     $ (8,139)      $13,229
                                             ======      ======    =====     =======     ========       =======


  See accompanying notes to unaudited pro forma combined financial statements.

                               ORTHALLIANCE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                   COMBINED
                                                                   FOUNDING      PRO FORMA     PRO FORMA
                                ORTHALLIANCE    USOC     PREMIER   PRACTICES    ADJUSTMENTS     COMBINED
                                ------------   -------   -------   ---------    -----------    ----------
REVENUE
  Management service
     revenue..................    $    --      $    --   $    --    $    --      $ 11,904(7)   $   11,904
  Patient service revenue.....         --           --        --     15,307       (15,307)(8)          --
  Orthodontist compensation...         --           --        --     (5,916)        5,916(8)           --
                                  -------      -------   -------    -------      --------      ----------
          Net revenue.........         --           --        --      9,391         2,513          11,904
EXPENSE
  Expenses:
     Salaries, wages and
       benefits...............         --          395       212      4,096            51(4)        4,754
     Orthodontic supplies and
       lab....................         --           --        --      1,667            --           1,667
     Rent.....................         --           --        --      1,065             6(4)        1,071
     Advertising and
       marketing..............         --           --        --        305            29(4)          334
                                  -------      -------   -------    -------      --------      ----------
     General and
       administrative.........         --          148       130      2,090            --           2,368
     Depreciation and
       amortization...........         --           --        --        168             2(4)          170
                                  -------      -------   -------    -------      --------      ----------
          Total expenses......         --          543       342      9,391            88          10,364
                                  -------      -------   -------    -------      --------      ----------
          Operating (loss)
            income............         --         (543)     (342)        --         2,425           1,540
  Other income (expense):
     Interest income
       (expense), net.........         --            7         4       (109)          109(6)           11
     Other income.............         --           --        --         18           (18)(6)          --
     Gain on sale of assets...         --           --        --          5            --               5
                                  -------      -------   -------    -------      --------      ----------
          Income (loss) before
            provision for
            income taxes......         --         (536)     (338)       (86)        2,516           1,556
Provision for income taxes....         --           --        --         --           591(10)         591
                                  -------      -------   -------    -------      --------      ----------
Net income (loss).............    $    --      $  (536)  $  (338)   $   (86)     $  1,925      $      965
                                  =======      =======   =======    =======      ========      ==========
Net income per share..........                                                                 $      .08
                                                                                               ==========
Number of shares used in net
  income per share
  calculation(11).............                                                                 11,716,573
                                                                                               ==========


See the accompanying notes to unaudited pro forma combined financial statements.

                               ORTHALLIANCE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                   COMBINED
                                                                   FOUNDING      PRO FORMA     PRO FORMA
                                ORTHALLIANCE    USOC     PREMIER   PRACTICES    ADJUSTMENTS     COMBINED
                                ------------   -------   -------   ---------    -----------    ----------
REVENUE
  Management service
     revenue..................    $    --      $    --   $    --    $    --      $ 45,637(7)   $   45,637
  Patient service revenue.....         --           --        --     59,877       (59,877)(8)          --
  Orthodontist compensation...         --           --        --    (24,159)       24,159(8)           --
                                  -------      -------   -------    -------      --------      ----------
          Net revenue.........         --           --        --     35,718         9,919          45,637
EXPENSE
  Expenses:
     Salaries, wages and
       benefits...............         --        1,878       240     15,003           871(4)       16,912
                                                                                   (1,080)(9)
     Orthodontic supplies and
       lab....................         --           --        --      5,938            --           5,938
     Rent.....................         --           --        --      4,110            24(4)        4,134
     Advertising and
       marketing..............         --           --        --      1,313           108(4)        1,421
     General and
       administrative.........         --          804        15      8,478            15(4)        9,312
     Depreciation and
       amortization...........         --           --        --        876            10(4)          886
                                  -------      -------   -------    -------      --------      ----------
          Total expenses......         --        2,682       255     35,718           (52)         38,603
          Operating (loss)
            income............         --       (2,682)     (255)        --         9,971           7,034
  Other income (expense):
     Interest income
       (expense), net.........         --           --        --       (347)          347(6)           --
     Postponed offering
       costs..................         --         (450)       --         --           450(5)           --
     Other income.............         --           --        --        124          (124)(6)          --
     Gain on sale of assets...         --           --        --        122            --             122
                                  -------      -------   -------    -------      --------      ----------
          Income (loss) before
            provision for
            income taxes......         --       (3,132)     (255)      (101)       10,644           7,156
Provision for income taxes....         --           --        --         --         2,719(10)       2,719
                                  -------      -------   -------    -------      --------      ----------
Net income (loss).............    $    --      $(3,132)  $  (255)   $  (101)     $  7,925      $    4,437
                                  =======      =======   =======    =======      ========      ==========
Net income per share..........                                                                 $     0.38
                                                                                               ==========
Number of shares used in net
  income per share
  calculation(11).............                                                                 11,716,573
                                                                                               ==========


See the accompanying notes to unaudited pro forma combined financial statements.

                               ORTHALLIANCE, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following is a summary of the adjustments reflected in the unaudited combined pro forma financial statements:


     (1) Reflects the issuance of 6,566,618 shares of Common Stock of the Company in exchange for substantially all of the operating assets of the Founding Practices, and to remove certain assets, liabilities and owners' equity not purchased/assumed as part of the Acquisitions, based on an assumed Offering price of $11.00. The Founding Practices will receive up to twenty percent of their practice asset values in cash and the remainder in Common Stock. The assets purchased and liabilities assumed from the Founding Practices reflected herein are as follows:



Patient receivables, net of allowances......................  $ 7,478
Other current assets........................................      435
Property, plant and improvements, net.......................    2,851
Patient prepayments.........................................    1,890
Current portion of long-term debt...........................    2,796



          This entry excludes cash to be paid to the Founding Practices of approximately $13,800 for the purchase of the practices' assets which will be paid out of the proceeds of the Offering. The increase in debt obligations of $947,000 is a result of changes in debt and equity structures of the Founding Practices prior to the Offering.



     (2) Reflects the establishment of deferred income taxes for tax deferred issuance costs for the Company after the Acquisitions. Assuming completion of the Acquisitions, management believes that it is more likely than not that the deferred tax assets will be realized.


     (3) Reflects the transfer of stockholders' equity and the accumulated deficit of USOC and Premier to OrthAlliance as part of the Merger.


     (4) Reflects the incremental costs associated with the Company providing management and consulting services to the Founding Practices in the first year of operations. The incremental costs were determined based on the historical operations of the Founding Practices, the historical operations of USOC and Premier and the budgeted operations of the Company. The incremental expenses include management salaries under contract as noted below, clerical staff for processing administrative functions of the Founding Practices and general and administrative costs for the offices in California. Pro forma salaries, wages and benefits includes $1,909 related to management of OrthAlliance for the twelve months ended December 31, 1996 and $477 for the three months ended March 31, 1997. Historical amounts for USOC include $250 of compensation expense related to warrants for the purchase of Common Stock issued to an officer in the first quarter of 1997.


     (5) Eliminates one-time postponed offering costs of USOC. USOC incurred costs associated with a proposed initial public offering in 1996. Because this offering did not occur, USOC expensed those items.


     (6) Removes income and expense items of the Founding Practices which would not have been activities of the Company had the Acquisitions occurred as of the first day of the periods presented. The activities of the Founding Practices that will not be continued by the Company include
          (1) interest expense on the debt of the Founding Practices as all debt assumed by the Company will be paid with the proceeds of the Offering
          (2) certain personal expenses of the orthodontists and (3) income received by the orthodontists from investments or other non-operating means.



     (7) Reflects management and consulting service fees of the Company calculated in accordance with the management service agreements anticipated to be entered into with the Founding Practices, as applied to the historical operating results of the individual Founding Practices for the periods indicated.

                               ORTHALLIANCE, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        Management service revenue includes management fees and the reimbursed operating expenses of the Allied Practices. See "Managements Discussion and
        Analysis -- Overview."

     (8) Eliminates patient service revenue and orthodontist compensation at the Founding Practice level.


     (9) Reflects the elimination of a one-time compensation expense related to issuances of common stock and warrants of USOC to the founders. During 1996, USOC issued 495,000 shares of common stock and warrants to purchase 225,000 Shares of common stock to founders. As a result, USOC recorded a non-recurring, non-cash compensation charge of $1,080, representing the fair market value of the shares and warrants at the date of issuance.



     (10) Reflects federal and state income taxes using a 38% tax rate, assuming the Company is a C corporation after the Acquisitions.


     (11) The number of shares of Common Stock used in the pro forma net income per share calculation are determined as follows:



Shares to be issued to effect the Merger....................   2,500,000
Shares to be issued in the Acquisitions.....................   6,566,618
Shares to be issued in the Offering.........................   2,600,000
Shares that would be outstanding if outstanding warrants
  were exercised and the proceeds were used to repurchase
  shares at the assumed initial public offering price.......      49,955
                                                              ----------
          TOTAL.............................................  11,716,573
                                                              ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To OrthAlliance, Inc.:

     We have audited the accompanying balance sheet of ORTHALLIANCE, INC. (a development-stage enterprise, a Delaware corporation, and formerly Premier Orthodontic Holdings, Inc.) as of December 31, 1996 and the related statement of stockholders equity for the period from inception (October 21, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrthAlliance, Inc. as of December 31, 1996 and its operations from inception (October 21, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 2, 1997

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)


                                 BALANCE SHEETS



                                                              DECEMBER 31,      MARCH 31,
                                                                  1996            1997
                                                              ------------     -----------
                                                                               (UNAUDITED)
ASSETS......................................................       $0              $0
                                                                   ==              ==

LIABILITIES.................................................       $0              $0
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS EQUITY:
  Common stock, .001 par value; 3,000 shares authorized and
     1 share issued and outstanding at December 31, 1996 and
     March 31, 1997.........................................        0               0
  Additional paid-in capital................................        0               0
                                                                   --              --
          Total liabilities and stockholders' equity........       $0              $0
                                                                   ==              ==


        The accompanying notes are an integral part of these statements.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS EQUITY
       FOR THE PERIOD FROM INCEPTION (OCTOBER 21, 1996) TO MARCH 31, 1997

                                                                       ADDITIONAL       TOTAL
                                                              COMMON    PAID-IN     STOCKHOLDERS'
                                                              STOCK     CAPITAL        EQUITY
                                                              ------   ----------   -------------
INITIAL INVESTED CAPITAL (OCTOBER 21, 1996).................    0          $0            $0
  Subscription receivable...................................    0           0             0
                                                                --         --            --
STOCKHOLDERS EQUITY AT DECEMBER 31, 1996 and March 31, 1997
  (unaudited)...............................................    0          $0            $0
                                                                ==         ==            ==

        The accompanying notes are an integral part of these statements.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
(INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                 IS UNAUDITED)

1.  BUSINESS AND ORGANIZATION


     OrthAlliance, Inc. (the "Company") (formerly known as Premier Orthodontic Holdings, Inc.) was formed to create a provider of practice management services to orthodontic practices in the United States. As a result of a planned merger of US Orthodontic Care, Inc. ("USOC") and Premier Orthodontic Group, Inc. ("Premier") with and into the Company (the "Merger"), the Company will succeed to the rights of USOC and Premier in connection with management or consulting services agreements and with respect to the purchase and sale agreements or agreements and plans of reorganization that USOC and Premier has with certain orthodontic practices. As a result, the Company has entered into definitive agreements to acquire, simultaneous with an initial public offering (the "Offering"), the stock of an entity holding the assets and certain liabilities of or the assets and certain liabilities of the founding orthodontic practices. USOC and Premier will be merged with and into OrthAlliance prior to the purchase and sale agreements with orthodontic practices. OrthAlliance was created as a shell corporation to become active in connection with the Offering. Prior to the Merger, the sole stockholder of OrthAlliance held a minority interest in Premier. There were two common investors between USOC and Premier, and there were no common owners between USOC and OrthAlliance. USOC and Premier are considered promoters; therefore, the Merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders," as will the transactions with the orthodontic practices. These transactions will result in carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into shares of Class A common stock and shares of Class B common stock. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Class A common stock and Class B common stock issued as consideration in the Merger. The Company will affiliate with orthodontic practices pursuant to long-term management services or consulting agreements and will generate revenue by providing management, marketing, and development services to these practices. The Company has had no operations to date, and the financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that the Company will be successful in completing planned future acquisitions. The Company intends to expand through the acquisition of management rights to practices throughout the United States. In order to expand, the Company will need further acquisition financing in the form of debt or equity financing. There can be no assurance that such financing will be available.



     After the acquisition of the assets and certain liabilities of an orthodontic practice, the Company will continue to purchase patient accounts receivable generated by the affiliated orthodontic practice and will record these receivables on the balance sheet of OrthAlliance. The purchase of these accounts receivable will be made without recourse and will become an asset of OrthAlliance. The receivable will be recorded at net realizable value on the date of purchase. Any subsequent uncollectible account will be written off by OrthAlliance. OrthAlliance will also record receivables from and payables to the affiliated orthodontic practice for the net settlement of receivables and expenses of the practice.


     Pursuant to the merger agreement between USOC, Premier, and the Company, respectively, all of the outstanding stock of USOC and Premier will be converted to common stock of the Company.


     As of December 31, 1996, the Company received $.01 per share for the one share of stock issued in 1996. This amount has been recorded as a subscription receivable in the accompanying statement of stockholders equity. The stock of the Company is owned by a stockholder of Premier.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of and for the three months ended March 31, 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

ACCOUNTING PRONOUNCEMENTS


     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry such as the ability to consolidate the revenues of a physician practice through a contractual management agreement, mergers between physician practices and management entities and merger transactions that qualify for pooling-of-interest treatment. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.


3.  COMMITMENTS AND CONTINGENCIES

     The Company will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, the Company will not control the practice of orthodontics. There can be no assurance that the legality of any long-term management services agreements that will be entered into will not be successfully challenged. There also can be no assurance that the laws and regulations of states in which the Company will maintain operations will not change or be interpreted in the future to restrict or further restrict the Company's relationships with orthodontists.


     Orthodontists may be subject to legal liability suits while under management or consulting services agreements with the Company. The Company will not control the orthodontists; however, the Company intends to acquire certain liability insurance for itself.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To US Orthodontic Care, Inc.:

     We have audited the accompanying balance sheet of US ORTHODONTIC CARE, INC. (a development-stage enterprise and a Georgia corporation) as of December 31, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the period from inception (February 7, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Orthodontic Care, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from inception (February 7, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 4, 1997

(except with respect to


certain information in


Note 8 to which the


date is June 9, 1997)

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)


                                 BALANCE SHEETS


                                                              DECEMBER 31,    MARCH 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
  Cash......................................................  $    59,940    $   315,163
  Other current assets......................................        2,250          2,250
                                                              -----------    -----------
          Total current assets..............................       62,190        317,413
                                                              -----------    -----------
PROPERTY AND EQUIPMENT, at cost.............................       29,441         34,281
  Less accumulated depreciation.............................       (2,786)        (4,300)
                                                              -----------    -----------
          Property and equipment, net.......................       26,655         29,981
                                                              -----------    -----------
          Total assets......................................  $    88,845    $   347,394
                                                              ===========    ===========

              LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   847,203    $   303,312
  Accrued salaries..........................................      100,000              0
  Due to related party......................................      173,754              0
                                                              -----------    -----------
          Total current liabilities.........................    1,120,957        303,312
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' (DEFICIT) EQUITY:
  Common stock; no par value; 10,000,000 shares authorized,
     2,195,214 and 2,471,714 shares issued and outstanding
     at December 31, 1996 and March 31, 1997,
     respectively...........................................            0              0
  Additional paid-in capital................................    1,760,000      3,122,250
  Warrants..................................................      339,750        589,750
  Deficit accumulated during the development stage..........   (3,131,862)    (3,667,918)
                                                              -----------    -----------
          Total shareholders' (deficit) equity..............   (1,032,112)        44,082
                                                              -----------    -----------
          Total liabilities and shareholders' (deficit)
            equity..........................................  $    88,845    $   347,394
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                FOR THE
                                                              PERIOD FROM
                                                               INCEPTION     FOR THE THREE
                                                              (FEBRUARY 7,      MONTHS
                                                                1996) TO         ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
REVENUES....................................................  $         0      $         0
EXPENSES:
  Salaries, wages, and benefits.............................   (1,878,205)        (395,465)
  General and administrative................................   (1,253,657)        (147,350)
                                                              -----------      -----------
          Total expenses....................................   (3,131,862)        (542,815)
                                                              -----------      -----------
OTHER INCOME (EXPENSE), NET.................................            0            6,759
                                                              -----------      -----------
NET LOSS....................................................  $(3,131,862)     $  (536,056)
                                                              ===========      ===========


        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
       FOR THE PERIOD FROM INCEPTION (FEBRUARY 7, 1996) TO MARCH 31, 1997

                                                                    DEFICIT
                                                                  ACCUMULATED                  TOTAL
                                   COMMON STOCK      ADDITIONAL   DURING THE               SHAREHOLDERS'
                                ------------------    PAID IN     DEVELOPMENT                (DEFICIT)
                                 SHARES     AMOUNT    CAPITAL        STAGE      WARRANTS      EQUITY
                                ---------   ------   ----------   -----------   --------   -------------
BALANCE AT FEBRUARY 7, 1996...          0     $0     $        0   $         0   $      0    $         0
  Common stock issued to
     Incorporator.............  1,576,714      0        400,000             0          0        400,000
  Common stock issued to
     directors and
     consultants..............    495,000      0        742,500             0          0        742,500
  Common stock issued to
     investors................    123,500      0        617,500             0          0        617,500
  Warrants granted to
     consultants..............          0      0              0             0    339,750        339,750
  Net loss....................          0      0              0    (3,131,862)         0     (3,131,862)
                                ---------     --     ----------   -----------   --------    -----------
BALANCE AT DECEMBER 31,
  1996........................  2,195,214      0      1,760,000    (3,131,862)   339,750     (1,032,112)
  Common Stock issued to
     investors................    276,500      0      1,362,250             0          0      1,362,250
  Warrants granted to
     officer..................          0      0              0             0    250,000        250,000
  Net loss....................          0      0              0      (536,056)         0       (536,056)
                                ---------     --     ----------   -----------   --------    -----------
BALANCE AT MARCH 31, 1997
  (unaudited).................  2,471,714     $0     $3,122,250   $(3,667,918)  $589,750    $    44,082
                                =========     ==     ==========   ===========   ========    ===========

        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                   FOR THE
                                                                 PERIOD FROM
                                                                  INCEPTION
                                                                 (FEBRUARY 7,      FOR THE THREE
                                                                   1996) TO         MONTHS ENDED
                                                                 DECEMBER 31,        MARCH 31,
                                                                     1996               1997
                                                              ------------------   --------------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $(3,131,862)       $  (536,056)
                                                                 -----------        -----------
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................           2,786              1,514
     Compensation expense related to stock grants and
       warrants.............................................       1,080,000            250,000
     Changes in assets and liabilities:
       Other assets.........................................          (2,250)                 0
       Accounts payable.....................................         847,203           (543,891)
       Accrued salaries.....................................         100,000           (100,000)
       Due to Incorporator..................................         173,754           (173,754)
                                                                 -----------        -----------
          Total adjustments.................................       2,201,493           (566,131)
                                                                 -----------        -----------
          Net cash used in operating activities.............        (930,369)        (1,102,187)
                                                                 -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................         (29,441)            (4,840)
                                                                 -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock issued to Incorporator.......................         400,000                  0
  Common stock issued to investors..........................         617,500          1,362,250
  Warrants granted to consultants...........................           2,250                  0
                                                                 -----------        -----------
          Net cash provided by financing activities.........       1,019,750          1,362,250
                                                                 -----------        -----------
NET CHANGE IN CASH..........................................          59,940            255,223
CASH, beginning of period...................................               0             59,940
                                                                 -----------        -----------
CASH, end of period.........................................     $    59,940        $   315,163
                                                                 ===========        ===========

        The accompanying notes are an integral part of these statements.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
        (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS ENDED
                 MARCH 31, 1997 IS UNAUDITED UNLESS INDICATED)

1.  BUSINESS AND ORGANIZATION


     US Orthodontic Care, Inc. ("USOC" or the "Company") was incorporated as a Georgia corporation on February 7, 1996 to effect the combination of the operations of orthodontic practice entities. USOC did not have significant operations from February 7, 1996 to March 31, 1996. USOC plans to combine with Premier Orthodontic Group, Inc. ("Premier") under a newly formed holding company, OrthAlliance, Inc. ("OrthAlliance") (the "Merger"). USOC and Premier will be merged with and into OrthAlliance prior to the acquisition of the assets or stock of an entity holding the assets of certain orthodontic practices. OrthAlliance was created as a shell corporation to become active in connection with an initial public offering (the "Offering"). Prior to the Merger, the sole stockholder of OrthAlliance held a minority interest in Premier. There were two common investors between USOC and Premier, and there were no common owners between USOC and OrthAlliance. USOC and Premier are considered promoters; therefore, the Merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders," as will the transactions with the orthodontic practices. These transactions will result in carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into shares of Class A common stock and shares of Class B common stock. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Class A common stock and Class B common stock issued as consideration in the Merger. Although USOC has not conducted any operations to date, other than the initial capitalization and expenses incurred in connection with the combination of the operations of orthodontic practice entities and Offering, it has entered into agreements to acquire, simultaneous with and as a condition to the consummation of the Offering, the stock of an entity holding the assets and certain liabilities of, or certain assets and liabilities of established orthodontic practices ("Founding Practices"). These agreements and the rights thereto are being acquired by OrthAlliance pursuant to the merger of USOC and Premier with and into OrthAlliance. The financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that OrthAlliance will be successful in completing planned future acquisitions of orthodontic practices.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Deferred Issuance Costs

     The Company incurred costs associated with a proposed initial public offering of $450,000 in 1996. As this offering did not occur, the Company expensed those items.

  Property and Equipment

     Property and equipment are stated at cost, less accumulated deprecation. Depreciation is provided using the straight-line method over the assets' estimated useful lives of five to seven years.

     Property and equipment consisted of the following:

                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------     ---------
Computer equipment..........................................    $15,932         $20,772
Furniture and fixtures......................................     13,509          13,509
                                                                -------         -------
                                                                 29,441          34,281
  Less accumulated depreciation.............................     (2,786)         (4,300)
                                                                -------         -------
                                                                $26,655         $29,981
                                                                =======         =======

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value of Financial Instruments

     The carrying values of cash and accounts payable approximate their fair values principally because of the short-term maturities of these instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition


     Revenue from managing the practices on a national basis will be recognized on a monthly basis as the services are provided. The revenue of OrthAlliance, successor to USOC, will consist of the sum of the fees paid to OrthAlliance pursuant to the management agreements and the reimbursement of certain operating expenses of the practices under such management agreements. Expenses incurred by the founding practices and required to be paid by OrthAlliance pursuant to the agreements and are fully reimbursable by the founding practice to OrthAlliance. Expenses not required to be paid by OrthAlliance pursuant to the agreements primarily consist of personal expenses of the orthodontist.



     The consulting and service agreements provide for the payment of management fees based on a negotiated percentage of the practice's adjusted patient revenue. Adjusted patient revenue is net patient revenue under generally accepted accounting principles, which includes an adjustment for uncollectible accounts and other discounts, allowances or activities that do not generate collectible fees. The negotiated fee paid by each practice is either a variable percentage of adjusted patient revenue based on a variety of factors including the practice's profitability, revenues and other factors, or a fixed percentage of adjusted patient revenue that provides for annual increases based on the increase in the practice's profit margin. Therefore, variations in profit margin, overhead or revenues at the practices directly affect the fee received by OrthAlliance. As the profit margin increases the management fee percentage increases, thereby decreasing the percentage of the profit of the practice that is paid to OrthAlliance as a management fee.


  Per Share Data

     Net loss per share is calculated using the weighted average number of common shares outstanding during the period. The net loss per share for the period from inception (February 7, 1996) to December 31, 1996 and for the three months ended March 31, 1997 was based on the weighted average number of common shares outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins ("SAB"), common stock and common stock equivalents issued at prices below the expected public offering price during the twelve month period prior to the filing of the registration statement must be included in the calculation as if they were outstanding for all periods presented prior to the Offering, regardless of whether they are antidilutive. Therefore, the effect of the shares and options issued twelve months prior to the Offering is included in the weighted average number of common and common equivalent shares outstanding.

  Interim Unaudited Financial Information

     The financial statements as of and for the three months ended March 31, 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Accounting Pronouncements


     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry such as the ability to consolidate the revenues of a physician practice through a contractual management agreement, mergers between physician practices and management entities and merger transactions that qualify for pooling-of-interest treatment. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.



     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." At December 31, 1996 and March 31, 1997, the Company had no significant long-lived assets. Under SFAS No. 121, the Company will analyze intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the estimated future operations that result from the assets acquired, the carrying value of the asset will be reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each orthodontic group's relative market share and local market competitive environment, current period and forecasted operating and cash flow levels of the orthodontic group and the impact on the management fee earned by the Company, and legal factors governing the practice of orthodontics.


3.  SHAREHOLDERS' (DEFICIT) EQUITY

     In April 1996, 1,576,714 shares of common stock were issued at a total price of $400,000 to Dr. Robert N. Pickron (the "Incorporator"). Management believes that the $.2537 per share received in consideration for those shares represented the fair value of the shares at that date. On June 10, 1996, an additional 495,000 shares were issued to certain consultants of the Company in consideration for services provided to that date. Management believes that the fair value of the shares issued at that date, as calculated for compensation expense, was $1.50 per share. The fair value of these shares was recorded as compensation expense of $742,500 and is included in salaries, wages and benefits in the accompanying statement of operations.


     On October 23, 1996, USOC offered 400,000 shares of common stock to affiliates of anticipated Founding Practices and other accredited investors through a private placement memorandum ("PPM") at a price of $5.00 per share. As of December 31, 1996, 123,500 shares were issued under the PPM for net proceeds of $617,500.



     On February 4, 1997, the Company offered the shares not sold in the PPM discussed above (276,500 shares) at $5.00 per share through a second PPM to affiliates of anticipated Founding Practices and other accredited investors.


4.  INCOME TAXES

     As reflected in the accompanying statements of operations, the Company incurred a loss from operations during the period from inception (February 7, 1996) to December 31, 1996 and for the three months ended March 31, 1997. Due to the limited operations of the Company since its inception and the pending Offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated from tax deferred issuance costs. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  RELATED-PARTY TRANSACTIONS


     The Incorporator of USOC funded expenses of USOC from the date of inception through December 31, 1996, as only a portion of the funds provided from the PPM was available for use prior to year-end. Of the amount funded by the Incorporator, $173,754 is included in a current liability on the accompanying balance sheet as of December 31, 1996 and was reimbursed by USOC after December 31, 1996. The remaining amount funded by the Incorporator ($400,000) was repaid through the issuance of 1,576,714 shares of common stock and is included in additional paid-in capital on the accompanying balance sheet.


6.  WARRANTS


     At December 31, 1996, the Company had warrants outstanding to consultants of the Company and future directors of OrthAlliance to purchase 225,000 shares of common stock at the initial public offering price. The warrants expire five years from the effective date of the Offering. The fair market value of these warrants of $337,500 was recorded as salaries, wages and benefits in the accompanying statement of operations for the period from inception (February 7, 1996) to December 31, 1996.



     On January 1, 1997, USOC granted an option to an officer for the purchase of 50,000 shares of common stock at an exercise price of $.01 per share. USOC recorded compensation expense related to those options of $250,000 in the first quarter of fiscal 1997. On June 10, 1997, the options were cancelled and a warrant for the purchase of 50,000 shares of common stock at $.01 per share. The cancellation of the option and the issuance of a warrant created a new measurement date. The Company will record compensation expense for the difference between the fair market value and the compensation expense previously recognized in the second quarter of fiscal 1997.



     OrthAlliance, successor to USOC, has agreed to issue warrants for the purchase of 90,000 shares of common stock to certain Founding Practices. The exercise price per share will be equal to the initial public offering price. OrthAlliance will record compensation expense, if any, on these warrants in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25) "Accounting for Stock Issued to Employees," and will disclose the effects under SFAS No. 123 "Accounting for Stock-Based Compensation."



     The warrants discussed above are exercisable one for one into Class A common stock of OrthAlliance.


7.  COMMITMENTS AND CONTINGENCIES


     OrthAlliance will establish a stock option plan for employees prior to the Offering. All options issued under this plan will be accounted for in accordance with APB No. 25, and any required compensation expense on these options will be recorded at the date of grant. The Company will provide the pro forma disclosure of net income and earnings per share in the notes to the financial statements as if the fair value-based method of accounting had been applied to awards as required by SFAS No. 123.



     The Company has granted warrants to purchase shares of Class A common stock to J.C. Bradford & Co., as part of the Offering. The warrant is for the purchase of 3/4 of 1% of the shares of common stock outstanding upon closing of the Offering at an exercise price equal to the initial public offering price. Additionally, the Company has agreed to pay approximately $400,000 to certain consultants upon successful completion of the Offering. The fair market value of the warrants will be recorded as a reduction of the proceeds of the Offering. The consulting fees will be expensed in the second and third quarter of 1997 as efforts to complete the Offering are performed.


     OrthAlliance will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, OrthAlliance will not control the practice of orthodontists. Long-term management and consulting services agreements may be challenged by certain states as to their legality. There also can be no assurance that the laws and regulations of states in which OrthAlliance will maintain operations will not change or be interpreted in the future to restrict OrthAlliance's relationships with orthodontists.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


8.  TRANSFER OF NET ASSETS FROM PROMOTERS



     OrthAlliance plans to complete the transfer of certain assets of the Founding Practices (the "Transfers") concurrently with the Offering. The Founding Practices will receive shares of common stock and cash as consideration in the Transfers. Additionally the selling orthodontists' professional corporations, professional associations, or other entities (collectively, the "PCs") will enter into 20-year management or consulting services agreements with OrthAlliance. The orthodontists will be employed by the PCs; therefore, OrthAlliance will not employ orthodontists or control the practice of orthodontics. OrthAlliance will receive a management fee for the services provided. This management fee percentage paid by a Founding Practice is based on the profitability of the individual practices and is based on a percentage of annual accrual patient service revenue or a flat fee with annual incremental increases calculated as a percentage of the reduction in the annual overhead of the practice. Each of the Founding Practices is considered a promoter as defined in rule 1-02 of Regulation S-X.


     As OrthAlliance will not be acquiring the future patient service revenues earned by the individual orthodontic practices, the Transfers are not deemed to be business combinations. In accordance with the SAB No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the acquired nonmonetary assets and assumed liabilities will be accounted for on the historical cost basis of the Founding Practices.

     The selling orthodontists will generally retain the liabilities of their respective practices although certain liabilities will be assumed by OrthAlliance. Certain capital lease obligations will be assumed by OrthAlliance.

     The management service revenues that will be earned by OrthAlliance, subsequent to the Transfers and execution of the management agreements are based on various arrangements. In general, the resulting fee will be based on the accrual patient service revenue of the practice. OrthAlliance's standard form of management agreement will be applied to all practices operating in locations where it is not prohibited by law or governmental regulation. In those instances where this contract may not be permitted, an alternative form of consulting and business services agreement will be used.


     Patient service revenues are derived from orthodontic care provided to patients under contract terms agreed to by the patient or other responsible parties. The contracts vary by practice and by patient, and service generally extends over an 18- to 24-month period. Revenue is recognized as the services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining contract period. The 20% estimated cost at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services. Additionally, the 20% estimated revenue at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. For the year ended December 31, 1996 and for the three months ended March 31, 1997, the Founding Practices had audited accrual adjusted patient service revenue of approximately $41,019,000 and $10,479,000, respectively.


     The difference in the timing of the recognition of patient service revenues and cash collections results in (i) unbilled receivables in instances where recognition of revenues precedes the patient's payment plan and (ii) patient prepayments when payments are made on a more accelerated basis than revenues are earned.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Premier Orthodontic Group, Inc.:

     We have audited the accompanying balance sheet of PREMIER ORTHODONTIC GROUP, INC. (a development-stage enterprise and a Delaware corporation) as of December 31, 1996 and the related statement of operations, owners' deficit, and cash flows for the period from inception (November 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Orthodontic Group, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from inception (November 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 11, 1997

(except with respect to


certain information in


Note 6 to which the


date is June 9, 1997)

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)


                                 BALANCE SHEETS



                                                              DECEMBER 31,      MARCH 31,
                                                                  1996            1997
                                                              ------------     -----------
                                                                               (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
  Cash......................................................   $       0        $ 895,889
                                                               ---------        ---------
PROPERTY AND EQUIPMENT, at cost.............................       4,971           24,953
  Less accumulated depreciation.............................        (166)            (415)
                                                               ---------        ---------
     Property and equipment, net............................       4,805           24,538
OTHER ASSETS................................................           0            4,620
                                                               ---------        ---------
          Total assets......................................   $   4,805        $ 925,047
                                                               =========        =========
              LIABILITIES AND OWNERS'/STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................   $  20,241        $ 137,463
  Accrued consulting fees...................................     239,735          380,985
                                                               ---------        ---------
          Total current liabilities.........................     259,976          518,448
NOTE PAYABLE................................................           0        1,000,000
COMMITMENTS AND CONTINGENCIES
OWNERS'/STOCKHOLDERS' DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE, $.001 par value; 3,000 shares
  authorized; 100 shares issued and outstanding at March 31,
  1997......................................................    (255,171)        (593,401)
                                                               ---------        ---------
          Total liabilities and owners'/stockholders'
            deficit.........................................   $   4,805        $ 925,047
                                                               =========        =========


        The accompanying notes are an integral part of these statements.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                                                 FOR THE
                                                               PERIOD FROM
                                                                INCEPTION      FOR THE THREE
                                                              (NOVEMBER 26,       MONTHS
                                                                1996) TO           ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  1996             1997
                                                              -------------    -------------
                                                                                (UNAUDITED)
REVENUES....................................................   $         0       $         0
                                                               -----------       -----------
EXPENSES:
  Consulting fees...........................................      (239,735)         (211,755)
  General and administrative................................       (15,436)         (129,945)
                                                               -----------       -----------
          Total expenses....................................      (255,171)         (341,700)
                                                               -----------       -----------
OTHER INCOME (EXPENSE), NET.................................             0            (3,470)
                                                               -----------       -----------
NET LOSS....................................................   $  (255,171)      $  (338,230)
                                                               ===========       ===========


        The accompanying notes are an integral part of these statements.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

             STATEMENTS OF CHANGES IN OWNERS'/STOCKHOLDERS' DEFICIT
      FOR THE PERIOD FROM INCEPTION (NOVEMBER 26, 1996) TO MARCH 31, 1997


INITIAL INVESTED CAPITAL (NOVEMBER 26, 1996)................  $       0
  Net loss..................................................   (255,171)
                                                              ---------
OWNERS' DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE AT
  DECEMBER 31, 1996.........................................   (255,171)
                                                              ---------
  Net loss..................................................  $(338,230)
                                                              ---------
OWNERS'/STOCKHOLDERS' DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE AT MARCH 31, 1997 (unaudited)...........  $(593,401)
                                                              =========


         The accompanying notes are an integral part of this statement.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                 FOR THE
                                                               PERIOD FROM
                                                                INCEPTION
                                                              (NOVEMBER 26,   FOR THE THREE
                                                                1996) TO      MONTHS ENDED
                                                              DECEMBER 31,      MARCH 31,
                                                                  1996            1997
                                                              -------------   -------------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(255,171)      $(338,230)
                                                                ---------       ---------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................          166             249
     Changes in assets and liabilities:
       Other assets.........................................            0          (4,620)
       Accounts payable and accrued liabilities.............       20,241         117,222
       Accrued consulting fees..............................      239,735         141,250
                                                                ---------       ---------
          Total adjustments.................................      260,142         254,101
                                                                ---------       ---------
          Net cash provided by (used) in operating
            activities......................................        4,971         (84,129)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................       (4,971)        (19,982)
                                                                ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable................................            0       1,000,000
                                                                ---------       ---------
NET CHANGE IN CASH..........................................            0         895,889
CASH, beginning of period...................................            0               0
                                                                ---------       ---------
CASH, end of period.........................................    $       0       $ 895,889
                                                                =========       =========

        The accompanying notes are an integral part of these statements.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
        (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS ENDED
                 MARCH 31, 1997 IS UNAUDITED UNLESS INDICATED)

1. BUSINESS AND ORGANIZATION


     Premier Orthodontic Group, Inc., a Delaware corporation ("Premier" or the "Company"), was incorporated on January 30, 1997. Premier Orthodontic Ventures, LLC ("Premier LLC"), formed on November 26, 1996, incurred certain expenses on behalf of the Company from November 26, 1996 to January 30, 1997. Upon the incorporation of the Company on January 30, 1997, the Company reimbursed the expenses incurred by Premier LLC on behalf of the Company from the proceeds of the loan discussed in Note 7. The accompanying financial statements have been prepared based on the expenses incurred by Premier LLC on behalf of the Company from November 26, 1996 to December 31, 1996. The Company was incorporated to effect the combination of the operations of orthodontic entities. Premier plans to combine with US Orthodontic Care, Inc. under a newly formed holding company, OrthAlliance, Inc. ("OrthAlliance") (the "Merger"). USOC and Premier will be merged with and into OrthAlliance prior to the acquisition of the assets or stock of an entity holding the assets of certain orthodontic practices. OrthAlliance was created as a shell corporation to become active in connection with an initial public offering (the "Offering"). Prior to the Merger, the sole stockholder of OrthAlliance held a minority interest in Premier. There were two common investors between USOC and Premier, and there were no common owners between USOC and OrthAlliance. USOC and Premier are considered promoters; therefore, the merger will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by founding Promoters and Shareholders," as will the transactions with the orthodontic practices. These transactions will result in carryover basis of assets and liabilities of USOC and Premier. In the Merger, the outstanding capital stock of USOC and Premier will be automatically converted into shares of Class A common stock and shares of Class B common stock. The stockholders of USOC and Premier shall receive 70% and 30%, respectively, of the Class A common stock and Class B common stock issued as consideration in the Merger. Although Premier has not conducted any operations to date, other than the initial capitalization and expenses incurred in connection with the combination of the operations of orthodontic entities and a proposed public offering (the "Offering"), it has entered into agreements to acquire, simultaneous with and as a condition to the consummation of the Offering, the stock of an entity holding the assets and certain liabilities of, or certain assets and liabilities of established orthodontic practices ("Founding Practices"). These agreements and the rights thereto are being acquired by OrthAlliance pursuant to the merger of USOC and Premier with and into OrthAlliance. The financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that OrthAlliance will be successful in completing planned future acquisitions of orthodontic practices.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Property and Equipment

     Property and equipment are stated at cost, less accumulated deprecation. Depreciation is provided using the straight-line method over the assets' estimated useful lives of five to seven years.

     The detail of property and equipment is as follows:

                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------     ---------
Computer equipment..........................................     $4,971         $18,625
Furniture and Equipment.....................................          0           6,328
  Less accumulated depreciation.............................       (166)           (415)
                                                                 ------         -------
                                                                 $4,805         $24,538
                                                                 ======         =======

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value of Financial Instruments

     The carrying values of financial instruments approximate their fair values principally because of the short-term maturities of these instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition


     Revenue from managing the practices on a national basis will be recognized on a monthly basis as the services are provided. The revenue of OrthAlliance, successor to USOC, will consist of the sum of the fees paid to OrthAlliance pursuant to the management agreements and the reimbursement of certain operating expenses of the practices under such management agreements. Any expenses incurred by the founding practices and required to be paid by OrthAlliance under the agreements are fully reimbursable by the founding practice to OrthAlliance. Expenses not required to be paid by OrthAlliance pursuant to the agreements primarily consist of personal expenses of the orthodontist.



     The consulting and service agreements provide for the payment of management fees based on a negotiated percentage of the practice's adjusted patient revenue. Adjusted patient revenue is net patient revenue under generally accepted accounting principles, which includes an adjustment for uncollectible accounts and other discounts, allowances or activities that do not generate collectible fees. The negotiated fee paid by each practice is either variable percentage of adjusted patient revenue based on a variety of factors including the practice's profitability, revenues and other factors, or a fixed percentage of adjusted patient revenue that provides for annual increases based on the increase in a practice's profit margin. Therefore, variations in profit margin, overhead or revenues at the practices directly affects the fee received by OrthAlliance. As the profit margin increases, the management fee percentage increases, thereby decreasing the percentage of the profit of the practice that is paid to OrthAlliance as a management fee.


  Per Share Data

     Net loss per share is calculated using the weighted average number of common and common equivalent shares outstanding during the period. The net loss per share for the period from inception (November 26, 1996) to December 31, 1996 and for the three months ended March 31, 1997 was based on the weighted average number of common shares outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins ("SAB"), common stock and common stock equivalents issued at prices below the expected public offering price during the twelve month period prior to the filing of the registration statement must be included in the calculation as if they were outstanding for all periods presented prior to the Offering, regardless of whether they are antidilutive. Therefore, the effect of the shares and options issued twelve months prior to the Offering is included in the weighted average number of common and common equivalent shares outstanding.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of and for the three months ended March 31, 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Accounting Pronouncements


     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry such as the ability to consolidate the revenues of a physician practice through a contractual management agreement, mergers between physician practices and management entities and merger transactions that qualify for pooling-of-interest treatment. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.



     On November 26, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." At December 31, 1996 and March 31, 1997, the Company had no significant long-lived assets. Under SFAS No. 121, the Company will analyze intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the estimated future operations that result from the assets acquired, the carrying value of the asset will be reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each orthodontic group's relative market share and local market competitive environment, current period and forecasted operating and cash flow levels of the orthodontic group and the impact on the management fee earned by the Company, and legal factors governing the practice of orthodontics.


3.  INCOME TAXES

     As reflected in the accompanying statement of operations, the Company incurred a loss from operations during the period from inception (November 26, 1996) to December 31, 1996 and for the three months ended March 31, 1997. Due to the limited operations of the Company since its inception and the pending Offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated from tax deferred issuance costs. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

4.  RELATED-PARTY TRANSACTIONS

     The incorporators of Premier funded expenses of Premier from the date of inception through the end of the year. Of the amount funded by the founders, $17,630 is reflected as a current liability on the accompanying balance sheet as of December 31, 1996 and was reimbursed by Premier after year-end.

5.  COMMITMENTS AND CONTINGENCIES


     The Company has agreed to pay certain consultants approximately $500,000 upon completion of the Offering. These fees will be expensed in the second and third quarter of 1997 as efforts to complete the Offering are performed.


     OrthAlliance will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, OrthAlliance will not control the practice of orthodontists. Long-term service and consulting services agreement may be challenged by certain states as to their legality. There also can be no assurance that the laws and regulations of states in which OrthAlliance will maintain operations will not change or be interpreted in the future to restrict OrthAlliance's relationships with orthodontists.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


6.  TRANSFER OF NET ASSETS FROM PROMOTERS



     OrthAlliance plans to complete the transfer of certain assets of the Founding Practices (the "Transfer") concurrently with the Offering. The Founding Practices will receive shares of common stock and cash as consideration in the Transfers. Additionally, the selling orthodontists' professional corporations, professional associations, or other entities (collectively, the "PCs") will enter into 20-year management or consulting services agreements with OrthAlliance. The orthodontists will be employed by the PCs; therefore, OrthAlliance will not employ orthodontists or control the practice of orthodontics. OrthAlliance will receive a management fee for the services provided. This management fee percentage paid by the Founding Practices is based on the profitability of the individual practices and is based on a percentage of annual accrual patient service revenue or a flat fee with annual incremental increases calculated as a percentage of the reduction in the annual overhead of the practice. Each of the founding practices is considered a promoter as defined in rule 1-02 of Regulation S-X.


     As OrthAlliance will not be acquiring the future patient service revenues earned by the individual orthodontic practices, the Transfers are not deemed to be business combinations. In accordance with the SAB No. 48, "Transfers of Nonmonetary Assets by Promoters of Shareholders," the acquired nonmonetary assets and assumed liabilities will be accounted for on the historical cost basis of the Founding Practices.

     The selling orthodontists will generally retain the liabilities of their respective practices although certain liabilities will be assumed by OrthAlliance. Certain capital lease obligations will be assumed by OrthAlliance.

     The management service revenues that will be earned by OrthAlliance, subsequent to the Transfers and execution of the management agreements are based on various arrangements. In general, the resulting fee will be based on the accrual patient service revenue of the practice. OrthAlliance's standard form of management agreement will be applied to all practices operating in locations where it is not prohibited by law or governmental regulation. In those instances where this contract may not be permitted, an alternative form of consulting and business services agreement will be used.


     Patient service revenues are derived from orthodontic care provided to patients under contract terms agreed to by the patient or other responsible parties. The contracts vary by practice and by patient, and service generally extends over an 18- to 24-month period. Revenue is recognized as the services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining contract period. The 20% estimated cost at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services. Additionally, the 20% estimated revenue at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. For the year ended December 31, 1996 and for the three months ended March 31, 1997, the Founding Practices had audited accrual adjusted patient service revenue of approximately $18,858,000 and $5,058,000, respectively.


     The difference in the timing of the recognition of patient service revenues and cash collections results in (i) unbilled receivables in instances where recognition of revenues precedes the patient's payment plan and (ii) patient prepayments when payments are made on a more accelerated basis than revenues are earned.

7.  SUBSEQUENT EVENTS

     In January 1997, Premier LLC loaned the Company $1,000,000. The Company will pay the total amount of the loan to Premier LLC of $1,000,000 in cash, plus accrued interest at prime plus 1% from the proceeds of the Offering.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    14
Use of Proceeds.......................    14
Dividend Policy.......................    15
Dilution..............................    15
Capitalization........................    16
Selected Financial Data...............    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    18
Business..............................    21
Management............................    30
Certain Transactions..................    34
Principal Stockholders................    38
Description of Capital Stock..........    39
Shares Eligible for Future Sale.......    42
Underwriting..........................    45
Legal Matters.........................    47
Experts...............................    47
Additional Information................    47
Index to Financial Statements.........   F-1


  UNTIL           , 1997 (FOR 25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                                2,600,000 SHARES

                               LOGO ORTHALLIANCE

                                  COMMON STOCK
                              -------------------
                                   PROSPECTUS
                              -------------------
                               J.C.BRADFORD & CO.
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses of this Offering to be incurred by the Company in connection with this registration statement, other than underwriting discounts and commissions. All the amounts shown are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application and Listing Fee.


SEC Registration Fee........................................  $    8,667
Nasdaq National Market Application and Listing Fee..........      47,917
NASD Filing Fee.............................................       4,000
Blue Sky Fees and Expenses..................................      10,000
Accounting Fees and Expenses................................     500,000
Legal Fees and Expenses.....................................     400,000
Printing and Engraving Costs................................     270,000
Transfer Agent Fees and Expenses............................       5,000
Miscellaneous...............................................     454,416
                                                              ----------
          Total.............................................  $1,700,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against him by reason of the fact that he is or was a director or officer (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Certificate provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) any transaction from which the director derived an improper personal benefit. Pursuant to the Company's Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws obligate the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.

     The Underwriting Agreement will provide for the indemnification by the Underwriters of the Company, each of the Company's directors, each of the Company's officers who signs this Registration Statement and each person who controls the Company within the meaning of the Securities Act, solely with respect to information provided by the Underwriters for inclusion in this Registration Statement.

     The Company intends to obtain insurance which provides general coverage for its directors and executive officers in amounts to be determined. In addition, the Company intends to obtain insurance coverage for its directors and executive officers in amounts to be determined with respect to the Offering.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

          (i) In October, 1996, the Company issued one share of Common Stock to Sam Westover for $.01 per share;


          (ii) Effective prior to the completion of the Offering, Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") will merge with and into the Company. As a result of the merger, holders of Premier common stock will receive 675,000 shares of Common Stock and 75,000 shares of Class B Common Stock and holders of USOC Common Stock will receive 1,575,000 shares of Common Stock and 175,000 shares of Class B Common Stock;



          (iii) Simultaneously with the completion of this Offering, the Company will issue 6,566,618 shares of its Common Stock in connection with the acquisition of the practice management or consulting rights to and certain assets of the Founding Practices.


     Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view toward the distribution thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  1.1 *   --   Form of Underwriting Agreement
  2.1 *   --   Agreement and Plan of Merger between OrthAlliance, USOC and
               Premier.
  2.2 +   --   Form of Purchase and Sale Agreement between OrthAlliance and
               Founding Practices.
  2.3 +   --   Form of Agreement and Plan of Reorganization between
               OrthAlliance and Founding Practices.
  2.4 *   --   Form of Purchase and Sale of Stock Agreement between
               OrthAlliance and Founding Practices.
  3.1 *   --   Amended and Restated Certificate of Incorporation of the
               Company.
  3.2 *   --   Amended and Restated Bylaws of the Company.
  4.1 *   --   Form of certificate evidencing ownership of Common Stock of the Company.
  5.1 *   --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
               regarding legality.
 10.1 +   --   Form of Service Agreement between OrthAlliance and Founding
               Practices.
 10.2 +   --   Form of Consulting and Business Service Agreement between
               OrthAlliance and Founding Practices.
 10.3 *   --   1997 Non-Employee Director Stock Plan.
 10.4 *   --   1997 Employee Stock Plan.
 10.5 *   --   Employment Agreement between the Company and Sam Westover.
 10.6 *   --   Consulting Agreement between the Company and Jonathan
               Wilfong.
 10.7 *   --   Employment Agreement between the Company and Craig Hethcox.
 10.8 +   --   Form of Employment Agreement between Allied Orthodontist and practice ownership entity.
 10.9 +   --   Letter Agreement dated April 18, 1997 between the Company
               and Robert S. Chilton.
 21.1 *   --   List of subsidiaries of OrthAlliance.
 23.1 *   --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
               (contained in Exhibit 5.1 hereto).
 23.2     --   Consent of Arthur Andersen LLP Independent Public
               Accountants.

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 24.1+    --   Power of Attorney
 27.1     --   Financial Data Schedule (for SEC use only).
 99.1 *   --   Consent of Drs. Durbin and Schmidt, Mr. Summers, Mr.
               McKnight and Mr. Ellis to serve as directors.


---------------

+ Previously filed.
* To be filed by amendment.

     (b) Financial Statement Schedules

     All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes hereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on July 3, 1997.


                                          OrthAlliance, Inc.

                                          By:         /s/ SAM WESTOVER
                                            ------------------------------------
                                                        Sam Westover
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                        NAME                                         TITLE                      DATE
                        ----                                         -----                      ----

                  /s/ SAM WESTOVER                       Chief Executive Officer,          July 3, 1997
-----------------------------------------------------      President and Director
                    Sam Westover                           (principal executive
                                                           officer)

               /s/ ROBERT S. CHILTON*                    Chief Financial Officer           July 3, 1997
-----------------------------------------------------      (principal financial and
                  Robert S. Chilton                        accounting officer)

              /s/ JONATHAN E. WILFONG*                   Director                          July 3, 1997
-----------------------------------------------------
                 Jonathan E. Wilfong

           /s/ RANDALL K. BENNETT, D.D.S.*               Director                          July 3, 1997
-----------------------------------------------------
             Randall K. Bennett, D.D.S.
* Signed by Sam Westover pursuant to power of attorney previously filed.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION                                                   PAGE
-------      -----------                                                   ----
 1.1*   --   Form of Underwriting Agreement..............................
 2.1*   --   Agreement and Plan of Merger between OrthAlliance, USOC and
             Premier.....................................................
 2.2+   --   Form of Purchase and Sale Agreement between OrthAlliance and
             Founding Practices. ........................................
 2.3+   --   Form of Agreement and Plan of Reorganization between
             OrthAlliance and Founding Practices. .......................
 2.4*   --   Form of Purchase and Sale of Stock Agreement between
             OrthAlliance and Founding Practices. .......................
 3.1*   --   Amended and Restated Certificate of Incorporation of the
             Company. ...................................................
 3.2*   --   Amended and Restated Bylaws of the Company. ................
 4.1*   --   Form of certificate evidencing ownership of Common Stock of the Company. ...............................................
 5.1*   --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
             regarding legality. ........................................
10.1+   --   Form of Service Agreement between OrthAlliance and Founding
             Practices. .................................................
10.2+   --   Form of Consulting and Business Service Agreement between
             OrthAlliance and Founding Practices. .......................
10.3*   --   1997 Non-Employee Director Stock Plan. .....................
10.4*   --   1997 Employee Stock Plan. ..................................
10.5*   --   Employment Agreement between the Company and Sam
             Westover. ..................................................
10.6*   --   Consulting Agreement between the Company and Jonathan
             Wilfong. ...................................................
10.7*   --   Employment Agreement between the Company and Craig
             Hethcox. ...................................................
10.8+   --   Form of Employment Agreement between Allied Orthodontist and practice ownership entity. .................................
10.9+   --   Letter Agreement dated April 18, 1997 between the Company
             and Robert S. Chilton. .....................................
21.1*   --   List of subsidiaries of OrthAlliance. ......................
23.1*   --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
             (contained in Exhibit 5.1 hereto). .........................
23.2    --   Consent of Arthur Andersen L.L.P. Independent Public
             Accountants. ...............................................
24.1+   --   Power of Attorney...........................................
27.1    --   Financial Data Schedule (for SEC use only)..................
99.1*   --   Consent of Drs. Durbin and Schmidt, Mr. Summers, Mr.
             McKnight and Mr. Ellis to serve as directors. ..............


---------------

+ Previously filed.

* To be filed by amendment.